Exhibit 10.11

EXECUTION COPY

MASTER REPURCHASE AGREEMENT

among

PENNYMAC LOAN SERVICES, LLC,

 as Seller,

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC,

 as Guarantor,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

 as Buyer

and

CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC,

as Administrative Agent

Dated as of September 11, 2019

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ARTICLE IX	ASSIGNMENT	33
Section 9.01	Restrictions on Assignments; Register	33
Section 9.02	Rights of Assignee	34
Section 9.03	Permitted Participants; Effect.	34
Section 9.04	Voting Rights of Participants	35
ARTICLE X	INDEMNIFICATION	35
Section 10.01	Indemnities by the Seller	35
Section 10.02	General Provisions	36
ARTICLE XI	MISCELLANEOUS	36
Section 11.01	Amendments, Etc	36
Section 11.02	Notices, Etc	36
Section 11.03	No Waiver; Remedies	36
Section 11.04	Binding Effect; Assignability	37
Section 11.05	GOVERNING LAW; SUBMISSION TO JURISDICTION	37
Section 11.06	Entire Agreement and Single Agreement.	37
Section 11.07	Acknowledgement	38
Section 11.08	Captions and Cross References	38
Section 11.09	Execution in Counterparts	38
Section 11.10	Confidentiality	38
Section 11.11	Survival	39
Section 11.12	Set-Off	39
Section 11.13	Guaranty.	39
Section 11.14	Intent.	41

Schedules
Schedule I	Definitions
Schedule II	Eligibility Criteria with respect to the Eligible Servicing Rights
Schedule 4.01	Assets
Schedule 5.01	Conditions Precedent to the Effectiveness of this Agreement
Schedule 5.02	Conditions Precedent to each Transaction
Schedule 6.01(s)	Seller’s Existing Financing Facilities
Schedule 6.02(h)	Representations and Warranties regarding the Participation Certificate
Schedule 7.01(bb)	Monthly Repurchase Assets Report
Schedule 11.02	Notices

Exhibits
Exhibit 2.02	Form of Transaction Notice
Exhibit 2.08	Form of Repurchase Notice

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This MASTER REPURCHASE AGREEMENT, dated as of September 11, 2019 (as amended or supplemented from time to time, this “Agreement”), is among PENNYMAC LOAN SERVICES, LLC (the “Seller” or the “Servicer”), PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC (the “Guarantor”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (the “Buyer”) and CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC (the “Administrative Agent”).

BACKGROUND

WHEREAS, the Seller has always made, and shall in the future make, the Eligible Servicing Rights (as defined below) subject to this Agreement, subject to the Participation Agreement in order to create Excess Spread evidenced by the Participation Certificate;

WHEREAS, on the Closing Date the parties hereto intend to enter into a transaction in which the Seller agrees to transfer to the Buyer the Participation Certificate, and from time to time thereafter the parties hereto may enter into additional transactions in connection with the addition of Eligible Servicing Rights to the Participation Certificate.  Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder;

WHEREAS, the Seller will pledge certain Eligible Servicing Rights in connection with the Transactions;

WHEREAS, in order to finance Eligible Servicing Rights and the related Excess Spread (as defined below) owned by the Seller from time to time, the Seller has requested and the Buyer has made and will make available to the Seller this repurchase facility in an amount not to exceed the Maximum Purchase Price (the “MSR PC Repo Facility”);

WHEREAS, the Seller and the Buyer desire to restructure the transactions related to Fannie Mae Servicing Rights documented in that certain Loan and Security Agreement, dated as of February 1, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Conventional MSR Loan Agreement”), by and among the Seller, the Guarantor and the Buyer, as repurchase transactions;

WHEREAS, the parties hereto have agreed that the Conventional MSR Loan Agreement be restructured to remove the Fannie Mae Servicing Rights from the collateral thereunder, and that the Fannie Mae Servicing Rights shall be subject to this MSR PC Repo Facility on the terms and subject to the conditions set forth herein; and

WHEREAS, the Buyer has required and the Guarantor has agreed that it will Guarantee the Obligations hereunder.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01    Definitions; Construction.

(a)        Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in Schedule I.

(b)        All terms used in Article 9 of the UCC, and not specifically defined herein, are used herein as defined in such Article 9.

(c)        Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

(d)        The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(e)        Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(f)        The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(g)        Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.02    Accounting Matters.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Buyer hereunder shall be prepared in accordance with GAAP.

ARTICLE II

TRANSACTIONS, BORROWING, PREPAYMENT

Section 2.01    Transactions. On the terms and subject to the conditions set forth in this Agreement, the Buyer shall enter into Transactions with the Seller for a Purchase Price as set forth in the related Transaction Notice.  The Purchase Price for any Transaction, together with the aggregate outstanding Repurchase Prices for all other outstanding Transactions, shall not to exceed the Maximum Purchase Price.  During the Commitment Period, the Seller may utilize the Commitment by requesting Transactions, the Seller may pay the Repurchase Price in whole or in part at any time during such period, and additional Transactions may be entered into in accordance with the terms and conditions hereof. The Buyer shall distribute the proceeds of the Purchase Price to the Seller no later than 1:00 p.m. (New York City time) on the related Purchase Date in accordance with Section 2.02.  The Buyer’s obligation to enter into Transactions pursuant to the terms of this Agreement shall terminate on the Termination Date. Notwithstanding the foregoing, the Buyer shall have no commitment or obligation to enter into Transactions in connection with Eligible Servicing Rights to the extent the Purchase Price of such Transaction exceeds the Asset Base or if the Purchase Price together with the aggregate outstanding Repurchase Prices for all other outstanding Transactions exceeds the Maximum Purchase Price.

Section 2.02    Procedure for Entering into Transactions.

(a)        During the Commitment Period, on any Purchase Date prior to the Amortization Date, the Seller may enter into Transactions with the Buyer under the MSR PC Repo Facility by delivering to the Buyer an irrevocable notice (each, a “Transaction Notice”) no later than 3:00 p.m. (New York City time) on a Transaction Notice Date, which notice (i) shall be substantially in the form of Exhibit 2.02, (ii) shall be signed by a Responsible Officer of the Seller, and (iii) shall specify (A) the dollar amount of the requested Purchase Price, (B) the value of the Eligible Servicing Rights on the Seller’s books and records, and (C) the information required to be included in the Asset Schedule with respect to each such Asset in mutually acceptable electronic form.

(b)        The initial Transaction (the “Initial Transaction”) shall not be less than $5,000,000. The Seller may request a Transaction on any Business Day; provided, however, a Purchase Date may not fall on any of the five (5) last Business Days in any calendar month unless otherwise agreed to by the Buyer. Each Transaction Notice shall include an Electronic File describing the Participation Certificate and all of the Eligible Servicing Rights that are included in the Repurchase Assets hereunder.

(c)        Regardless whether the Seller intends to deliver a Transaction Notice during any calendar month, the Seller shall deliver to the Buyer on the fifteenth (15th) calendar day of each month (or, if such day is not a Business Day, the following Business Day) (any such day, an “Asset Reporting Date”), an Electronic File with respect to the Participation Certificate and all of the Eligible Servicing Rights that are included in the Repurchase Assets hereunder, which shall include all updates to the Repurchase Assets since the date of the preceding Electronic File.

(d)        If the Seller delivers to the Buyer a Transaction Notice that satisfies the requirements of Section 2.02(a), the Buyer will notify the Seller no later than the Purchase Date of its intent to remit the requested Purchase Price.  If all applicable conditions precedent set forth in Article V have been satisfied on or prior to the Purchase Date, then subject to the foregoing, on the Purchase Date, the Buyer shall remit the amount of the requested Purchase Price in U.S. Dollars and in immediately available funds.

(e)        In the Buyer’s determination of Asset Value of the Participation Certificate and the related Servicing Rights hereunder for purposes of determining the Asset Base, it shall apply the MSR Value of the Eligible Servicing Rights in a related Asset Base Report.  Any excess of the amount of the Purchase Price over the Asset Value shall result in a Margin Deficit as set forth in Section 2.07.  Notwithstanding anything to the contrary contained in this Section 2.02, the Buyer shall have the right to determine the Asset Value at any time in its sole discretion.

(f)        By delivering a Transaction Notice, the Seller represents and warrants to the Buyer that, after taking into account the amount of the Purchase Price, all conditions precedent to such Transaction specified in Section 5.02 have been satisfied.

(g)        Upon entering into each Transaction hereunder, the Asset Schedule shall be automatically updated to include each of the Assets listed on the Asset Schedule attached to the Transaction Notice.

Section 2.03    Asset Base Reports. With respect to each Purchase Date, the Buyer shall determine the Asset Value of the Participation Certificate and the related Eligible Servicing Rights to be pledged as security for the transfer of the Purchase Price on such Purchase Date and shall communicate such determination by providing the Seller with an Asset Base Report prior to such Purchase Date. For purposes of preparing each Asset Base Report, the Buyer shall calculate the Asset Value of the Participation Certificate based on the Eligible Servicing Rights described in the Relevant Electronic File.

Section 2.04    Price Differential.  Price Differential shall accrue on each Transaction for each day during a related Price Differential Period at a per annum rate equal to the product of (x) the outstanding aggregate amount of the Purchase Price on such day, multiplied by (y) the sum of (i) the applicable LIBOR Rate for such day and (ii) the Applicable Margin (clauses (i) and (ii), collectively, the “Pricing Rate”).  Price Differential shall be payable on each Price Differential Payment Date in arrears with respect to each Transaction through the final day of each Price Differential Period (regardless whether such day is a Business Day). The Administrative Agent shall determine the LIBOR Rate for each Transaction, which may be reset on a daily basis, as set forth in the definition of “LIBOR Rate” and provide notice of such determination to the Seller. The Buyer shall also calculate the amount of Price Differential or other amounts due to be paid by the Seller from time to time hereunder (including in connection with any prepayment or repayment of the Repurchase Price permitted hereunder) and shall provide a written statement thereof to the Seller at least two (2) Business Days prior to the due date of such payments (or the relevant repayment or prepayment after having received a notice thereof); provided, that failure to provide such statements on a timely basis shall not relieve the Seller of the obligation to pay any Price Differential and Purchase Price due on the applicable payment date (based upon its good faith calculation of the amount due, such amount to be promptly reconciled after receipt of a subsequent statement from the Buyer) and other such amounts hereunder promptly upon receipt of such statement.

Section 2.05    Increased Capital Costs. If the Buyer determines in its sole discretion that any Change in Law or any change in accounting rules regarding capital requirements has the effect of reducing the rate of return on the Buyer’s capital under this Agreement as a consequence of such Change in Law or change in accounting rules, then from time to time the Seller will compensate the Buyer for such reduced rate of return suffered as a consequence of such Change in Law or change in accounting rules on terms similar to those imposed by the Buyer. Further, if due to the introduction of, any change in, or the compliance by the Buyer with (i) any eurocurrency reserve requirement, or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority whether or not having the force of law, there shall be an increase in the cost to the Buyer as a consequence of the Transactions or other advances of funds made by the Buyer pursuant to this Agreement or any of the Facility Documents relating to entering into Transactions or commitments under this Agreement, then the Seller shall from time to time and upon demand by the Buyer, compensate the Buyer for such increased costs, and such amounts shall be deemed a part of the Obligations hereunder. The Buyer shall provide the Seller with notice as to any such Change in Law, change in accounting rules or change in compliance promptly following the Buyer’s receipt of actual knowledge thereof.

Section 2.06   Alternate Rate of Interest. If on any Business Day, the Buyer determines (which determination shall be conclusive absent manifest error) (a) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate; or (b) that the LIBOR Rate will not adequately and fairly reflect the cost to the Buyer of entering into Transaction; or (c) that it has become unlawful for it to honor its obligation to enter into Transactions hereunder using the LIBOR Rate, or maintain existing Transactions, then the Buyer shall give notice thereof to the Seller by telephone, facsimile, or other electronic means as promptly as practicable thereafter and, until the Buyer notifies the Seller that the circumstances giving rise to such notice no longer exist, any Transaction Notice that requests that the Buyer enter into a new Transaction, subject to the timely approval of the Seller after receipt of notice of such revised rate, shall be at a rate per annum that the Buyer determines in its reasonable discretion adequately reflects the cost to the Buyer of entering into Transaction or maintaining an existing Transaction.

Section 2.07    Margin Calls.

(a)        If, on any Business Day (a “Margin Shortfall Day”), the Buyer provides written notice to the Seller that the Buyer has determined in its sole reasonable discretion based on the Asset Base Report most recently delivered by the Buyer pursuant to Section 2.03 that the outstanding aggregate Repurchase Price on such day exceeds the lesser of (i) the Asset Base and (ii) the Maximum Purchase Price on such day (such circumstance, a “Margin Deficit”), the Seller (i) on the same day if the Buyer notifies the Seller by 11:00 a.m. (New York time) of such Margin Deficit, or (ii) if the notice is received later than 11:00 a.m. (New York time), then within one (1) Business Day after the Margin Shortfall Day, shall pay the Repurchase Price (including accrued Price Differential on Transactions entered into by it), in an amount equal to the amount of the Margin Deficit specified in the notice provided to the Seller by the Buyer (such requirement a “Margin Call”).

Section 2.08    Mandatory Repurchase; Optional Prepayment.

(a)        On each Repurchase Date (or, if such day is not a Business Day, the following Business Day) from and after the Amortization Date, and continuing until the aggregate outstanding Repurchase Price shall be reduced to zero, the Seller shall repay an amount equal to at least one-twelfth (1/12) of the aggregate outstanding Repurchase Price as of the Amortization Date with respect to all Transactions and all other amounts due under this Agreement.  The Repurchase Price may be paid in accordance with the terms of Section 2.08 hereof and, to the extent repaid, provided the Amortization Date shall not have occurred, additional Transactions may be entered into hereunder in accordance with the terms hereof (including satisfaction of all conditions precedent contained in Section 5.02). Notwithstanding the foregoing, all amounts owing under the MSR PC Repo Facility shall be immediately due and payable on the Termination Date.

(b)        The Seller may, at its option, prepay the Repurchase Price in full or in part on any date (any such date, an “Optional Prepayment Date”) by delivering a Repurchase Notice to the Buyer one (1) Business Day prior to each Optional Prepayment Date; provided, however, that the Seller shall be permitted at any time, without limitation, to prepay a portion of the Repurchase Price related to an individual Transaction in connection with a Margin Call (any such date, a “Margin Call Payment Date,” and together with an Optional Prepayment Date, a “Prepayment Date”).  Any such prepayment received by the Buyer by 3:00 p.m. (New York City time) on a Prepayment Date shall be applied by the Buyer on such Business Day.  Any such prepayment received by the Buyer after 3:00 p.m. (New York City time) on such Prepayment Date shall be applied by the Buyer on the following Business Day.  For the avoidance of doubt, any optional prepayment in full shall not result in the termination of this Agreement unless such termination is declared in writing by the Seller, acting in its discretion.

Section 2.09    Payment Procedure.

(a)        The Seller shall deposit or cause to be deposited all amounts constituting collection, payments and proceeds of Assets (including, without limitation, all fees and proceeds of sale) into the Dedicated Account in accordance with Section 7.01(ee) hereof to be applied in accordance with Section 3.04 hereof. The Seller absolutely, unconditionally, and irrevocably, shall make, or cause to be made, all payments required to be made by the Seller hereunder whether or not sufficient amounts are on deposit in the Dedicated Account.

(b)        Notwithstanding any other provision of this Agreement, the Seller shall be entitled to retain, from payments on, or relating to, the Mortgage Loans, all Ancillary Income.  Ancillary Income shall not be required to be deposited into the Dedicated Account, and shall not be subject to any offset, netting or withdrawal under this Agreement.

ARTICLE III

PAYMENTS; COMPUTATIONS; TAXES; FEES

Section 3.01    Payments and Computations, Etc.

(a)        Unless otherwise expressly stated herein, all amounts to be paid or deposited hereunder shall be paid or deposited in accordance with the terms hereof no later than 4:00 p.m. (New York City time) on the day when due in lawful money of the United States of America in same day funds.

(b)        The Seller shall, to the extent permitted by law, pay interest on all amounts (including principal, interest and fees) due but not paid on the date such payment is due hereunder as provided herein, for the period from, and including, such due date until, but excluding, the date paid, at the applicable Default Rate, payable on demand; provided,  however that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.

(c)        All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

(d)        The Seller agrees that the payment of Repurchase Price shall be a recourse obligation of the Seller.

(e)        All payments made by the Seller under this Agreement shall be made without set-off or counterclaim.

Section 3.02    Taxes.

(a)        All payments made by any Seller Party under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority therewith or thereon, excluding income taxes, branch profits taxes or franchise taxes imposed, in each case, by the United States, a state or a foreign jurisdiction under the laws of which the Buyer is organized or of its applicable lending office, or a state or foreign jurisdiction with respect to which the Buyer has a present or former connection (other than any connection arising from executing, delivering, being party to, engaging in any transaction pursuant to, performing its obligations under or enforcing  or assigning any Facility Document), or any political subdivision thereof (collectively, such non-excluded taxes are hereinafter called “Taxes”), all of which shall be paid by the Seller Party not later than the date when due. If the Seller Party is required by law or regulation to deduct or withhold any taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding, (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due, (c) deliver to the Buyer and/or the Administrative Agent, promptly, original tax receipts and other evidence satisfactory to the Buyer of the payment when due of the full amount of such taxes; and (d) except as otherwise expressly provided in Section 3.02(d) below, pay to the Buyer and/or the Administrative Agent such additional amounts (including all taxes imposed by any Governmental Authority on such additional amounts) as may be necessary so that the Buyer receives, free and clear of all Taxes (and any taxes imposed thereon), a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding for Taxes had been made.

(b)        In addition, each Seller Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any taxing authority that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

(c)        Each Seller Party agrees to indemnify the Buyer and the Administrative Agent for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 3.02, and any liability (including penalties, interest and expenses arising thereon or with respect thereto) arising therefrom or with respect thereto, provided that the Buyer shall have provided the Seller Party and the Administrative Agent with evidence, reasonably satisfactory to the Seller Party, of payment of Taxes or Other Taxes, as the case may be.

(d)        Any Buyer that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Foreign Purchaser”) shall provide the Seller with original properly completed and duly executed United States Internal Revenue Service (“IRS”) Forms W-8BEN, W-8BEN-E or W-8ECI or any successor form prescribed by the IRS, certifying that such Person is either (1) entitled to benefits under an income tax treaty to which the United States is a party which eliminates or (2) otherwise fully exempt from United States withholding tax under Sections 1441 through 1442 of the Code on payments to it on or prior to the date upon which each such Foreign Lender becomes a Buyer. Each Foreign Lender will resubmit the appropriate form eliminating withholding tax on payments to it on the earliest of (A) the third anniversary of the prior submission, or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Person as defined in Treas. Reg. Section 1.1441-1(e)(4)(ii)(D). For any period with respect to which the Foreign Lender has failed to provide the Seller with the appropriate form or other relevant document (x) as expressly required under this Section 3.02(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided, under the first sentence of this Section 3.02(d)) or (y) otherwise as required to establish exemption from United States withholding under FATCA, by such Person or by such Person’s assignor or transferor, such Person shall not be entitled to “gross-up” of Taxes under Section 3.02(d) or indemnification under Section 3.02(c) with respect to Taxes imposed by the United States which are imposed because of such failure; provided, however that should a Foreign Lender, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Seller shall take such steps as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Taxes.

(e)        Without prejudice to the survival or any other agreement of a Seller Party hereunder, the agreements and obligations of a Seller Party contained in this Section 3.02 shall survive the termination of this Agreement. Nothing contained in this Section 3.02 shall require the Buyer to make available any of their tax returns or other information that it deems to be confidential or proprietary.

(f)        The Buyer shall (A) promptly notify the Seller of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) cooperate, in its reasonable discretion and at the Seller’s expense, with the Seller to mitigate any requirement of Applicable Law of any jurisdiction in which a Seller Party may be required to withhold or deduct any taxes from amounts payable to the Buyer hereunder.

(g)        The parties hereto agree and acknowledge this intent that the transaction evidenced by this Agreement shall be treated, for U.S. federal income and relevant state and local or other tax purposes, as a loan from the Buyer to the Seller secured by the Repurchase Assets unless otherwise required by law.

Section 3.03    Fees and Expenses.  The Seller agrees to pay to the Buyer all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees and expenses of the Buyer’s counsel not to exceed $25,000) incurred in connection with the execution of this Agreement (and any amendments thereto) and the Facility Documents; provided that such limitation on fees and expenses of the Buyer’s counsel shall not apply to (i) any amendment or renewal of, or waiver of any provision of, this Agreement or any other Facility Document or (ii) any document executed after the Closing Date in connection with the transactions contemplated by this Agreement.

Section 3.04    Dedicated Account.  The Seller shall establish and maintain the Dedicated Account in the form of a time deposit or demand account.  Amounts received on account of MSRs and Excess Spread (excluding Ancillary Income and the Base Servicing Fee) and retained by the Seller pursuant to the Servicing Contract or Participation Agreement, as the case may be, shall, subject to Section 7.01(ee), promptly, in any event within two (2) Business Days after receipt, be deposited in the Dedicated Account.  Prior to an Event of Default, funds deposited in the Dedicated Account (including any interest paid on such funds) may only be used by the Seller in accordance with 7.01(ee).  On and after the occurrence of an Event of Default as notified to the Seller by the Administrative Agent, amounts on deposit in the Dedicated Account may only be used to pay the Obligations hereunder, and the Seller shall not withdraw or direct the withdrawal or remittance of any funds from the Dedicated Account.  Upon the Termination Date and the payment of all amounts due by the Seller hereunder, all amounts on deposit in the Dedicated Account shall be remitted to the Seller.

ARTICLE IV

SECURITY INTEREST

Section 4.01    Security Interest.   (a) Although the parties intend that all Transactions hereunder be sales and purchases and not loans (other than the Servicing Rights, which are pledged, and not sold, to the Buyer), in the event any such Transactions are deemed to be loans, and in any event, the Seller hereby pledges to the Buyer as security for the performance by the Seller of its Obligations and hereby grants, assigns and pledges to the Buyer a fully perfected first priority security interest in all of the Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Primary Repurchase Assets”:

(i)         all Assets identified on an Asset Schedule or Schedule 4.01 herein;

(ii)       all Servicing Rights arising under or related to any Servicing Contract and related Servicing Rights Asset;

(iii)      all rights to reimbursement or payment of Assets and/or amounts due in respect thereof under the related Servicing Contract, Securitization Transaction or Participation Agreement identified on Schedule 4.01 hereof;

(iv)       any rights in the Dedicated Account and to the amounts on deposit therein;

(v)        all rights under each Participation Agreement;

(vi)       all records, instruments or other documentation evidencing any of the foregoing;

(vii)     all “general intangibles”, “accounts”, “chattel paper”, “securities accounts”, “investment property”, “deposit accounts” and “money” as defined in the Uniform Commercial Code relating to or constituting any and all of the foregoing (including, without limitation, all of the Seller’s rights, title and interest in and under the Participation Agreements and the Servicing Contracts); and

(viii)    any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing;

provided that the Seller does not assign or pledge to the Buyer, or grant a security interest in any of the Seller’s right, title and interest, in, to or under the Seller’s rights to the Excluded Collateral.

(b)        The Seller hereby assigns, pledges, conveys and grants a security interest in all of its right, title and interest in, to and under the Repurchase Assets to the Buyer to secure the Obligations.  The Seller agrees to mark its computer records and tapes to evidence the interests granted to the Buyer hereunder.

(c)        The Buyer and the Seller hereby agree that in order to further secure the Seller’s Obligations hereunder, the Seller hereby grants to the Buyer a security interest in (i) as of the Closing Date, the Seller’s rights (but not its obligations) under the Facility Documents including without limitation any rights to receive payments thereunder or any rights to collateral thereunder whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Rights”) and (ii) all collateral however defined or described under the Facility Documents to the extent not otherwise included under the definitions of Repurchase Assets or Repurchase Rights (such collateral, “Additional Repurchase Assets”, together with the Primary Repurchase Assets, collectively, the “Repurchase Assets”).

(d)        The parties acknowledge that Fannie Mae has certain rights under the Fannie Mae Servicing Contract and the Acknowledgement Agreement, including the right to cause the Seller to transfer servicing to the Buyer or Buyer’s designee under certain circumstances as more particularly set forth therein.  To the extent that Fannie Mae requires a transfer of servicing to an Affiliate of the Buyer and in order to secure the Seller’s obligations to effect such transfer, the Seller hereby assigns, pledges, conveys and grants a security interest in all of its right, title and interest in, to and under the Servicing Rights to an Affiliate of the Buyer, whether now owned or hereafter acquired, now existing or hereafter created and wherever located.  The parties acknowledge that, to the extent that Fannie Mae exercises its rights to cause the Seller to transfer the Servicing Rights and Excess Spread to the Buyer or an Affiliate of the Buyer (and, if accepted by the Buyer, to cause the Buyer or an Affiliate of the Buyer to accept and assume the responsibility for performing the Seller’s servicing duties under, and otherwise complying with the applicable Servicing Contract) without the requirement of payment therefor, such transfer shall be deemed a transfer in exchange for debt forgiveness by the Buyer in an amount equal to the lesser of (x) the fair market value of such Servicing Rights and Excess Spread and (y) the outstanding balance of the Purchase Price attributable to such Servicing Rights and Excess Spread, each as determined by the Buyer.  An Affiliate of the Buyer shall have all the rights and remedies against the Seller and the Purchased Assets and Repurchase Assets as set forth herein and under the UCC.

(e)        The foregoing provisions of this Section are intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and the Transactions hereunder as defined under Sections 101(38)(A) and 741(7)(A)(xi) of the Bankruptcy Code.

Section 4.02    Provisions Regarding Pledge of Servicing Rights and the Excess Spread to Be Included In Financing Statements.  Notwithstanding anything to the contrary in the Agreement or any of the other Facility Documents, the security interest of the Buyer created hereby with respect to the Fannie Mae Servicing Rights and the Buyer’s interest in the Excess Spread is subject to the following provisions, which shall be included in each financing statement filed in respect hereof (or any variation required by Fannie Mae):

“The security interest described in this financing statement and the interests of Credit Suisse AG, Cayman Islands Branch in the Excess Spread is subject and subordinate to all rights, powers, and prerogatives of Fannie Mae under and in connection with (i) the terms and conditions of that certain Acknowledgment Agreement, with respect to the security interest and the Excess Spread, by and among Fannie Mae, PennyMac Loan Services, LLC (the “Debtor”), and Credit Suisse AG, Cayman Islands Branch, and (ii) the Mortgage Selling and Servicing Contract, the Fannie Mae Selling Guide, the Fannie Mae Servicing Guide and any supplemental servicing instructions or directives provided by Fannie Mae, all applicable master agreements, recourse agreements, repurchase agreements, indemnification agreements, loss-sharing agreements, and any other agreements between Fannie Mae and the Debtor, and all as amended, restated or supplemented from time to time (collectively, the “Fannie Mae Servicing Contract”), which rights include, without limitation, the right of Fannie Mae to terminate the Fannie Mae Lender Contract with or without cause and the right to sell, or have transferred, the Servicing Rights as therein provided.”

Section 4.03     Authorization of Financing Statements. The Seller hereby authorizes the Buyer to terminate all rights of the Buyer related to the Fannie Mae Servicing Rights under the Conventional MSR Loan Agreement and file any financing or continuation statements required to perfect, protect, or more fully evidence the Buyer’s security interest in the Repurchase Assets granted hereunder. The Buyer will notify the Seller of any such filing (but the failure to deliver such notice shall not prejudice any rights of the Buyer under this Section 4.03).

Section 4.04    Buyer’s Appointment as Attorney In Fact.

(a)        The Seller hereby irrevocably constitutes and appoints the Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney‑in‑fact with full irrevocable power and authority in the place and stead of the Seller and in the name of the Seller or in its own name, from time to time in the Buyer’s discretion, if an Event of Default shall have occurred and be continuing, for the limited purpose of carrying out the terms of this Agreement (or any Servicing Contracts to the extent permitted by the Acknowledgment Agreement), to take any action on behalf of the Seller pursuant to the Acknowledgment Agreement and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement (or any Servicing Contracts to the extent permitted by the Acknowledgment Agreement) solely to the extent such actions are expressly permitted to be taken by the Buyer under the Acknowledgment Agreement, and, without limiting the generality of the foregoing, the Seller hereby gives the Buyer the power and right, on behalf of the Seller, without assent by, but with notice to, the Seller, if an Event of Default shall have occurred and be continuing, to do the following (subject to limitations contained in the Acknowledgment Agreement):

(i)         in the name of the Seller or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Repurchase Assets whenever payable;

(ii)       (A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Repurchase Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any part thereof and to enforce any other right in respect of any Repurchase Assets; (E) in connection with the above, to give such discharges or releases as the Buyer may deem appropriate; and (F) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Repurchase Assets as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer’s option and the Seller’s expense, at any time, or from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the

Repurchase Assets and the Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as the Seller might do;

(iii)      in connection with the preservation of the security interest granted hereunder in favor of the Buyer, perform or cause to be performed, the Seller’s obligations under any Servicing Contract to the extent permitted by the Acknowledgment Agreement.

The Seller hereby ratifies that all said attorneys shall lawfully do or cause to be done by virtue hereof. The power of attorney is a power coupled with an interest and shall be irrevocable but shall terminate upon release of the Buyer’s security interest as provided in Section 4.05.

(b)        The Seller also authorizes the Buyer, at any time and from time to time, to execute, in connection with the sale provided for in Section 8.02(c) hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets; provided that the exercise of such powers are in accordance with the Acknowledgment Agreement.

(c)        The powers conferred on the Buyer are solely to protect the Buyer’s interest in the Repurchase Assets and shall not impose any duty upon the Buyer to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Buyer nor any of its officers, directors, or employees shall be responsible to the Seller for any act or failure to act hereunder, except for its own gross negligence or willful misconduct; provided that the Buyer shall exercise such powers only to the extent expressly permitted in the Acknowledgment Agreement.

Section 4.05    Release of Security Interest. Upon termination of this Agreement and repayment to the Buyer of all Obligations and the performance of all obligations under the Facility Documents, the Buyer shall release its security interest in any remaining Repurchase Assets; provided that if any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Seller, or upon or as a result of the appointment of a receiver, intervener or conservator of, or a trustee or similar officer for the Seller or any substantial part of its Property, or otherwise, this Agreement, all rights hereunder and the Liens created hereby shall continue to be effective, or be reinstated, until such payments have been made.

Section 4.06    Participation Certificate.  Buyer acknowledges and agrees that the Participation Interest evidenced by the Participation Certificate subject to the rights of Fannie Mae under the Fannie Mae Servicing Contract and that the Participation Certificate will include the following legend:

THE PARTICIPATION INTEREST (AS DEFINED IN THE PARTICIPATION AGREEMENT) EVIDENCED BY THIS PARTICIPATION CERTIFICATE AND THE INTERESTS OF THE HOLDER THEREOF IN THE PORTFOLIO EXCESS SPREAD IS SUBJECT AND SUBORDINATE TO ALL RIGHTS, POWERS, AND PREROGATIVES OF THE FEDERAL NATIONAL MORTGAGE ASSOCIATION (“FANNIE MAE”) UNDER AND IN CONNECTION WITH (I) THE TERMS AND CONDITIONS OF THAT CERTAIN ACKNOWLEDGMENT AGREEMENT, BY AND AMONG FANNIE

MAE, PENNYMAC LOAN SERVICES, LLC (THE “COMPANY”), AND CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, AND (II) THE MORTGAGE SELLING AND SERVICING CONTRACT, THE FANNIE MAE SELLING GUIDE, THE FANNIE MAE SERVICING GUIDE AND ANY SUPPLEMENTAL SERVICING INSTRUCTIONS OR DIRECTIVES PROVIDED BY FANNIE MAE, ALL APPLICABLE MASTER AGREEMENTS, RECOURSE AGREEMENTS, REPURCHASE AGREEMENTS, INDEMNIFICATION AGREEMENTS, LOSS-SHARING AGREEMENTS, AND ANY OTHER AGREEMENTS BETWEEN FANNIE MAE AND THE COMPANY, AND ALL AS AMENDED, RESTATED OR SUPPLEMENTED FROM TIME TO TIME (COLLECTIVELY, THE “FANNIE MAE SERVICING CONTRACT”), WHICH RIGHTS INCLUDE, WITHOUT LIMITATION, THE RIGHT OF FANNIE MAE TO TERMINATE THE FANNIE MAE LENDER CONTRACT WITH OR WITHOUT CAUSE AND THE RIGHT TO SELL, OR HAVE TRANSFERRED, THE SERVICING RIGHTS AS THEREIN PROVIDED.  THE HOLDER OF THE PARTICIPATION CERTIFICATE’S INTEREST IN THE PORTFOLIO EXCESS SPREAD SHALL EXIST ONLY AS LONG AS THE COMPANY’S FANNIE MAE SERVICING CONTRACT HAS NOT BEEN TERMINATED.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01    Conditions Precedent. The effectiveness of this Agreement is subject to the condition precedent that the Buyer and the Administrative Agent shall have received each of the items set forth in Schedule 5.01 (unless otherwise indicated) dated such date, and in such form and substance, as is satisfactory to the Buyer and the Administrative Agent.

Section 5.02    Further Conditions Precedent. The funding of the Purchase Price hereunder in respect of each Transaction, shall in all events be subject to satisfaction of the further conditions precedent set forth in Schedule 5.02 as of the time such Transaction is entered into.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01     Representations and Warranties of Each Seller Party.  Each of the Seller and the Guarantor, as applicable, represents and warrants to the Buyer that throughout the term of this Agreement (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case, such representation or warranty shall have been true or correct as of such date):

(a)        Seller Party Existence. Each Seller Party has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware.

(b)        Licenses.  Each Seller Party is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect and is not in default of such state’s applicable laws, rules and regulations.  Each Seller Party has the requisite power and authority and legal right and necessary licenses to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of each Facility Document.  The Seller is an FHA Approved Mortgagee.

(c)        Power.  Each Seller Party has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.

(d)        Due Authorization.  Each Seller Party has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Facility Documents, as applicable.  Each Facility Document has been (or, in the case of Facility Documents not yet executed, will be) duly authorized, executed and delivered by each Seller Party, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against each Seller Party in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

(e)        Financial Statements. The financial statements of each Seller Party, copies of which have been furnished to the Buyer, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of the related Seller Party as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no material adverse change in the consolidated business, operations or financial condition of any Seller Party from that set forth in said financial statements nor is any Seller Party aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change. Except as disclosed in such financial statements or pursuant to Section 7.01 hereof, no Seller Party is subject to any liabilities direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans.

(f)        Event of Default.  There exists no Event of Default under Section 8.01(e) hereof, which default gives rise to a right to accelerate indebtedness as referenced in Section 8.01(e) hereof.

(g)        Solvency. Each Seller Party is solvent and will not be rendered insolvent by any Transaction hereunder and, after giving effect to each such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business.  No Seller Party intends to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets.  The amount of consideration being received by the Seller after giving effect to each payment of the Purchase Price by the Buyer constitutes reasonably equivalent value and fair consideration for the related Repurchase Assets. The Seller is not pledging any Repurchase Assets with any intent to hinder, delay or defraud any of its creditors. The Agreement and the Facility Documents, any other document contemplated hereby or thereby and each transaction have not been entered into fraudulently by any Seller Party hereunder, or with the intent to hinder, delay or defraud any creditor or the Buyer.

(h)        No Conflicts.  The execution, delivery and performance by each Seller Party of each Facility Document does not conflict with any term or provision of the organizational documents of the related Seller Party or result in the breach of any provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture, loan or credit agreement or other instrument to which a Seller Party, the Repurchase Assets or any of a Seller Party’s Property is or may be subject to, or result in the violation of any law, rule, regulation, order, judgment, writ, injunction or decree to which a Seller Party, the Repurchase Assets or a Seller Party’s Property is subject, which conflict would have a Material Adverse Effect.

(i)         True and Complete Disclosure.  All information, reports, exhibits, schedules, financial statements or certificates relating to any Seller Party that any Seller Party has delivered or caused to be delivered to the Buyer in connection with the initial or any ongoing due diligence of any Seller Party and the negotiation, preparation, or delivery of the Facility Documents are true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

(j)         Approvals.  No consent, approval, authorization or order of, registration or filing with, or notice to any Governmental Authority or court is required under applicable law in connection with the execution, delivery and performance by any Seller Party of each Facility Document except for (i) consents that have been obtained in connection with transactions contemplated by the Facility Documents, (ii) filings to perfect the security interest created by this Agreement, and (iii) authorizations, consents, approvals, filings, notices, or other actions the failure to make could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(k)        Litigation.  There is no action, proceeding or investigation pending with respect to which any Seller Party has received service of process or, to the best of any Seller Party’s knowledge threatened against it before any court, administrative agency or other tribunal (A) asserting the invalidity of any Facility Document, (B) seeking to prevent the consummation of any of the transactions contemplated by any Facility Document, (C) making a claim against any Seller Party, individually or in the aggregate, in an amount greater than five percent (5%) of Seller’s Adjusted Tangible Net Worth, (D) which requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder, (E) which has resulted in the voluntary or involuntary suspension of a license, a cease and desist order, or such other action as could adversely impact any Seller Party’s business or (F)  which might materially and adversely affect the validity of the Repurchase Assets or the performance by it of its obligations under, or the validity or enforceability of any Facility Document.

(l)         Taxes.  Each Seller Party and its Subsidiaries is a U.S. Person and has timely filed all tax returns that are required to be filed by them and have paid all taxes, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.  The charges, accruals and reserves on the books of each Seller Party and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Seller or the Guarantor, as applicable, adequate.

(m)       Investment Company.  Neither the Seller nor any of its Subsidiaries is required to register as an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act; provided,  however, that any entity that is under the management of PNMAC Capital Management LLC in its capacity as an “investment adviser” within the meaning of the Investment Company Act and is otherwise not directly or indirectly owned or controlled by the Seller shall not be deemed a “Subsidiary” for the purposes of this Section 6.01(m).

(n)        Chief Executive Office; Jurisdiction of Organization.  The Seller’s chief executive office on the date hereof is located at 3043 Townsgate Road, Westlake Village, CA 91361.  The Seller’s jurisdiction of organization is the State of Delaware.  The Seller shall provide the Buyer with thirty (30) days advance notice of any change in the Seller’s principal office or place of business or jurisdiction.  The Seller has no trade name.  During the preceding five years, the Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

(o)        Location of Books and Records.  The location where the Seller keeps its books and records, including all computer tapes and records relating to the Repurchase Assets is its chief executive office.

(p)        Adjusted Tangible Net Worth.  On the Closing Date, the Seller’s Adjusted Tangible Net Worth shall comply with the requirements set forth in Section 7.01(v)(i) hereof.

(q)        ERISA.  Each Plan to which a Seller Party or its Subsidiaries makes direct contributions, and, to the knowledge of a Seller Party, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other federal or state law.

(r)        Agreements.  Neither the Seller nor any Subsidiary of the Seller is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 6.01(e) hereof.  Neither the Seller nor any Subsidiary of the Seller is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a material adverse effect on the business, operations, properties, or financial condition of the Seller as a whole.  No holder of any indebtedness of the Seller or of any of its Subsidiaries has given notice of any asserted default thereunder.

(s)        Seller’s Existing Financing Facilities.  Each of the Seller’s financing facilities currently in place for the financing of any mortgage servicing rights or servicing advances owned by the Seller is listed in detail in Schedule 6.01(s) attached hereto as of the date set forth therein. The Seller shall provide any updates to Schedule 6.01(s) to the Buyer at the time it delivers each Compliance Certificate hereunder.

(t)         Agency Approvals.  The Servicer is a seller/servicer approved by Fannie Mae and Freddie Mac, an issuer approved by Ginnie Mae and a Buyer approved by HUD. The Servicer is in good standing to service mortgages for Fannie Mae, Ginnie Mae, HUD and Freddie Mac, as applicable. The Servicer has not been suspended as a seller/servicer by Fannie Mae, Freddie Mac, Ginnie Mae or HUD on and after the date on which the Seller first obtained such approval from Fannie Mae, Ginnie Mae, HUD or Freddie Mac, as applicable. No Seller Party is under review or investigation outside of due course and does not have knowledge of imminent or future investigation outside of due course, by Fannie Mae, Ginnie Mae, HUD or Freddie Mac on and after the date on which such Seller Party became a Fannie Mae, Ginnie Mae, HUD or Freddie Mac approved seller/servicer or lender, as the context may require.

(u)        No Reliance.  Each Seller Party has made its own independent decisions to enter into the Facility Documents, as applicable, and as to whether each Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary.  No Seller Party is relying upon any advice from the Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(v)        Plan Assets.  No Seller Party is an employee benefit plan as defined in Section 3 of  Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Repurchase Assets do not constitute “plan assets” within the meaning of 29 CFR §2510.3 101 as amended by Section 3(42) of ERISA, in any Seller Party’s hands, and transactions by or with a Seller Party are not subject to any state or local statute regulating investments or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

(w)       No Prohibited Persons.  Neither the Seller nor the Guarantor, or any of their Affiliates, officers, directors, partners or members, is an entity or person (or to the Seller’s or the Guarantor’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

(x)        Servicing.  The Seller has adequate financial standing and access to adequate servicing facilities, procedures and experienced personnel necessary for the sound servicing of the Mortgage Loans subject to this Agreement and in accordance with Accepted Servicing Practices.

Section 6.02    Representations Concerning the Repurchase Assets.  The Seller represents and warrants to the Buyer that as of each day that each Transaction is entered into pursuant to this Agreement:

(a)        The Seller has not assigned, pledged, conveyed, or encumbered any Repurchase Assets to any other Person or any right to any Repurchase Assets to any Person other than to the Buyer (including without limitation any right to control or transfer or otherwise effectuate any remedy relating to any Repurchase Assets), and immediately prior to the pledge of any such Repurchase Assets, the Seller was the sole owner of such Repurchase Assets and had good and marketable title thereto (subject to the rights of Fannie Mae as more specifically described in Section 4.02), free and clear of all Liens (subject only to the rights and interests of Fannie Mae as more specifically described in Section 4.02 and the Buyer’s rights under the Conventional MSR Loan Agreement prior to removal of the Fannie Mae Servicing Rights from the collateral thereunder), and no Person, other than the Buyer has any Lien on any Repurchase Assets (subject only to the rights and interests of Fannie Mae as more specifically described in Section 4.02). No Eligible Servicing Rights are related to Mortgage Loans owned or financed by a third-party (including without limitation any Affiliate of the Seller) other than Fannie Mae as more specifically described in Section 4.02, and no Person has any interest in any Eligible Servicing Rights or any related Mortgage Loans, other than the Buyer, the Seller, Fannie Mae as more specifically described in Section 4.02 (including without limitation any right to control or transfer or otherwise effectuate any remedy relating to any Eligible Servicing Rights).

(b)        The provisions of this Agreement are effective to create in favor of the Buyer a valid security interest in all right, title, and interest of the Seller in, to and under the Repurchase Assets, subject only to the rights and interests of Fannie Mae as more specifically described in Section 4.02.

(c)        All Recourse Servicing Obligations as of the applicable date of the most recent Electronic File have been identified as such in a monthly summary report delivered to the Buyer. All information concerning all Servicing Rights set forth on the Electronic File pursuant to which such Servicing Rights were, are or will be (as applicable) pledged to the Buyer will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading as of the date of such Electronic File.

(d)        Upon the filing of financing statements on Form UCC-1 naming the Buyer as “Secured Party” and the Seller as “Debtor”, and describing the Repurchase Assets, in the appropriate jurisdictions, the Buyer has a duly perfected first priority security interest under the UCC in all right, title, and interest of the Seller in, to and under, subject to the rights and interests of Fannie Mae under the Acknowledgment Agreement, the Repurchase Assets.

(e)        The Facility Documents create in favor of the Buyer a valid and, together with such filings and other actions, perfected first priority security interest in the Repurchase Assets, securing the payment of the Obligations, and all filings and other actions necessary to perfect such security interest have been duly taken. Subject to the rights of Fannie Mae as more specifically described in Section 4.02, the Seller is the legal and beneficial owner of the Repurchase Assets free and clear of any Lien (subject to the rights and interests of Fannie Mae as more specifically described in Section 4.02), except for the Liens created or permitted under the Facility Documents.

(f)        Subject only to the terms of the Acknowledgment Agreement, the Seller has and will continue to have the full right, power and authority, to pledge the Servicing Rights, and the pledge of such Servicing Rights may be further assigned without any requirement, except as may be specified in the Fannie Mae Servicing Contract.

(g)        In connection with any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by the Seller or any of its Affiliates on the one hand and any third party (including an Affiliate of the Seller or any of its Affiliates but excluding the Buyer or any Affiliate of the Buyer) on the other, including without limitation, any other facility for the funding of Advances, no such third party has the right pursuant to the terms of such repurchase agreement, loan and security agreement or similar credit facility or agreement, to cause the Seller to terminate, rescind, cancel, pledge, hypothecate, liquidate or transfer any of the Repurchase Assets.

(h)        All representations and warranties on Schedules 6.02(h)(i) are true and correct in all material respects.

ARTICLE VII

COVENANTS

Section 7.01    Covenants of the Seller.  The Seller covenants and agrees with the Buyer that until all Obligations have been paid and satisfied in full:

(a)        Litigation.  Each Seller Party, as applicable, will promptly, and in any event within ten (10) days after service of process on any of the following, give to the Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting such Seller Party or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Facility Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim individually or in the aggregate in an amount greater than five percent (5%) of Seller’s Adjusted Tangible Net Worth, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.  Each Seller Party, as applicable, will promptly provide notice of any judgment, which with the passage of time, could cause an Event of Default hereunder.

(b)        Prohibition of Fundamental Changes.  No Seller Party shall enter into any transaction of merger (including a divisive merger whereby a limited liability company is divided into two or more limited liability companies (a “Divisive Merger”)) or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets, including as a result of a Divisive Merger; provided, that such Seller Party may merge or consolidate with (a) any wholly owned subsidiary of such Seller Party, or (b) any other Person if such Seller Party is the surviving corporation; and provided further, that if after giving effect thereto, no Default would exist hereunder.

(c)        Servicing.  No Seller Party shall cause the Mortgage Loans to be serviced by any servicer other than the Servicer without the consent of the Buyer, which consent shall not be unreasonably withheld, subject to the rights and interest of Fannie Mae; provided,  however, that the consent of the Buyer shall not be required if either (i) Fannie Mae terminates a Seller Party as servicer or subservicer, as applicable, or (ii) Fannie Mae directs the Seller Party to cause the Mortgage Loans to be serviced by another servicer, and in each case, such successor servicer shall be an approved servicer under the guidelines of Fannie Mae.

(d)        Insurance.  The Seller shall, and shall cause the Guarantor to keep all property useful and necessary in its business in good working order and condition. The Seller shall maintain a fidelity bond and be covered by insurance (including, without limitation, errors and omissions insurance) of the kinds and in the amounts customarily maintained by such similarly situated entities in the same jurisdiction and industry as the Seller, in amounts acceptable to the Agencies, and the Seller shall not reduce such coverage without the written consent of the Buyer, and shall also maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.

(e)        No Adverse Claims.  The Seller warrants and will defend the right, title and interest of the Buyer in and to the Servicing Rights pledged to the Buyer against the claims and demands of all Persons whomsoever, subject to the restrictions imposed by the Acknowledgment Agreement to the extent that such restrictions are valid and enforceable under the applicable UCC and other Requirements of Law.

(f)        Assignment.  Except as permitted herein, the Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Facility Documents), any of the Repurchase Assets or any interest therein subject to the Acknowledgment Agreement, except (x) the security interest granted hereunder in favor of the Buyer and (y) the rights of Fannie Mae under the Servicing Contracts and the Fannie Mae Guide.

(g)        Security Interest.  The Seller shall do all things necessary to preserve the Repurchase Assets so that it remains subject to a first priority perfected security interest hereunder subject to the rights of Fannie Mae under the Servicing Contracts and the Fannie Mae Guide. Without limiting the foregoing, the Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws. Each Seller Party and any Subservicer shall diligently fulfill its duties and obligations under the Servicing Contracts and the Subservicing Agreement in all material respects and shall not default in any material respect under any of the Servicing Contracts, Subservicing Agreement or the Acknowledgment Agreement; provided that it shall not be a breach of this covenant if: (a) Fannie Mae shall terminate the Seller’s rights under any Servicing Contract and the Seller shall repay (without duplication of payment) to the Buyer an amount equal to the excess of the sum of the Repurchase Price then outstanding over the sum of the Asset Base of all the Servicing Rights then pledged to the Buyer within the time periods set forth in Section 2.07 or (b) any such Servicing Contract expires in accordance with its terms and without renewal or (c) a default declared by Fannie Mae in respect of a Servicing Contract arose from a failure of the portfolio of serviced Mortgage Loans to perform as required by the related Servicing Contract and Fannie Mae has elected in writing to continue to use the Seller as servicer of both that portfolio and other pools of Mortgage Loans and individual Mortgage Loans and Fannie Mae has not rescinded or revoked such election.

(h)        Records:

(1)        The Seller shall collect and maintain or cause to be collected and maintained all records relating to the Repurchase Assets in accordance with industry custom and practice for assets similar to the Repurchase Assets, and all such records shall be in the Seller’s or any Subservicer’s possession unless the Buyer otherwise approves.  The Seller or any Subservicer will maintain all such records in good and complete condition in accordance with industry practices for assets similar to the Repurchase Assets and preserve them against loss.

(2)        Upon reasonable advance notice from the Buyer, the Seller shall (x) make any and all records relating to the Pledged Servicing Rights and any Subservicer, any Seller Party and the other Repurchase Assets in the possession of the Seller or any Subservicer available to the Buyer to reasonably examine during normal business hours, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit the Buyer or its authorized agents to discuss the affairs, finances and accounts of the Seller Parties with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of the Seller Parties with its independent certified public accountants; provided, however, the foregoing shall not apply with respect to any information that the Seller or any Subservicer are required by an Agency to keep confidential.

(i)         Books.  Each Seller Party shall keep or cause to be kept in reasonable detail records and books of account of its assets and business, in which complete entries will be made in accordance with GAAP consistently applied.

(j)         Approvals.  Except as would not be reasonably likely to have a Material Adverse Effect or would have a material adverse effect on the Repurchase Assets or the Buyer’s interest therein, each Seller Party shall maintain all licenses, permits or other approvals necessary for such Seller Party to conduct its business and to perform its obligations under the Facility Documents, and such Seller Party shall conduct its business in all material respects in accordance with applicable law.

(k)        Material Change in Business.  No Seller Party shall make any material change in the nature of its business as carried on at the date hereof.

(l)         Distributions.  If an Event of Default has occurred and has not been waived by the Buyer in accordance herewith, no Seller Party shall make any Restricted Payments.

(m)       Applicable Law.  Each Seller Party shall comply with all applicable Requirements of Law if the failure to comply with such Requirements of Law could reasonably be expected to have a Material Adverse Effect.

(n)        Existence.  Each Seller Party shall preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises.

(o)        Chief Executive Office; Jurisdiction of Organization.  The Seller shall not move its chief executive office from the address referred to in Section 6.01(n) or change its jurisdiction of organization from the jurisdiction referred to in Section 6.01(a) unless it shall have provided the Buyer with thirty (30) days’ prior written notice of such change.

(p)        Taxes.  Each Seller Party is a U.S. Person and shall timely file all tax returns that are required to be filed by them and shall timely pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

(q)        Transactions with Affiliates.  The Seller will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (i) otherwise permitted under the Facility Documents and will not result in a Default hereunder, (ii) in the ordinary course of Seller’s business and (iii) upon fair and reasonable terms no less favorable to the Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section to any Affiliate.

(r)        Guarantees.  The Seller shall not create, incur, assume or suffer to exist any Guarantees, except (i) to the extent reflected in the Seller’s financial statements or notes thereto and (ii) to the extent the aggregate Guarantees of the Seller do not exceed $250,000.

(s)        Indebtedness.  The Seller shall not incur any additional material Indebtedness (other than (i) the Indebtedness specified on Schedule 6.01(s) hereto; (ii) usual and customary accounts payable for a mortgage company; (iii) Indebtedness incurred in connection with new or existing secured lending facilities; and (iv) Indebtedness incurred in connection with an intercompany lending agreement) without the prior written consent of the Buyer.  The Seller shall not enter into any other financing facility with a buyer other than the Buyer to provide for the financing of Fannie Mae Servicing Rights.

(t)         True and Correct Information.  All information, reports, exhibits, schedules, financial statements or certificates relating to any Seller Party that any Seller Party has furnished to the Buyer hereunder and during the Buyer’s diligence of each Seller Party are and will be true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.  All required financial statements, information and reports delivered by each Seller Party to the Buyer pursuant to this Agreement shall be prepared in accordance with GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.

(u)        Agency Approvals; Servicing.  The Seller shall maintain its status with Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer, in each case in good standing (“Agency Approvals”).  Servicer shall service all Mortgage Loans in accordance with the Fannie Mae Guide.  Should Servicer, for any reason, cease to possess all such applicable Agency Approvals, or should notification to the relevant Agency or to HUD, FHA or VA be required, such Seller shall so notify the Buyer immediately in writing.  Notwithstanding the preceding sentence, Servicer shall take all necessary action to maintain all of their applicable Agency Approvals at all times during the term of this Agreement and until the Seller’s Obligations hereunder have been paid and satisfied in full. The Servicer shall maintain adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

(v)        Plan Assets.  No Seller Party shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and the Seller shall not use “plan assets” within the meaning of 29 CFR §2510.3 101, as amended by Section 3(42) of ERISA to engage in this Agreement. Transactions by or with the Seller or the Guarantor shall not be subject to any state or local statute regulating investments of or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

(w)       Financial Covenants.  The Seller shall at all times comply with any financial covenants and/or financial ratios set forth below:

(i)         Adjusted Tangible Net Worth.  The Seller shall maintain an Adjusted Tangible Net Worth of at least equal to $500,000,000.

(ii)       Indebtedness to Adjusted Tangible Net Worth Ratio.  The Seller’s ratio of Indebtedness (excluding (A) Non-Recourse Debt, including any securitization debt, and (B) any intercompany debt eliminated in consolidation) to Adjusted Tangible Net Worth shall not exceed 10:1.

(iii)      Maintenance of Liquidity.  The Seller shall ensure that, at all times, it has cash (other than Restricted Cash) and Cash Equivalents in an amount not less than $40,000,000.

(x)        Changes in Servicing Contracts.  The Seller shall provide written notice to the Buyer of any changes in any Servicing Contracts that may materially affect the Servicing Rights within three (3) Business Days after the Seller receives notice thereof.

(y)        Monthly Third Party Valuation Reports.  As soon as possible and in any event no later than the twenty-third (23rd) calendar day of each calendar month (or, if such day is not a Business Day, the following Business Day), the Seller shall provide to the Buyer a report provided by a third party valuation agent acceptable to the Buyer setting forth such agent’s determination of the value of all of the Seller’s servicing rights (including Eligible Servicing Rights and servicing rights not subject to this Agreement) and cash flows, along with the appropriate certificate required under Section 7.01(z)(iii).

(z)        Financial Statements.  The Seller shall deliver to the Buyer, in each case, to the extent not publicly filed:

(i)         Within forty (40) days after the end of each month, consolidated unaudited balance sheets and consolidated statements of income and changes in equity and unaudited statement of cash flows, all to be in a form acceptable to the Buyer, showing the financial condition and results of operations of the Seller and its consolidated Subsidiaries on a consolidated basis as of the end of each such month and for the then elapsed portion of the fiscal year, setting forth, certified by a financial officer of the Seller (acceptable to the Buyer) as presenting fairly the financial position and results of operations of the Seller and its consolidated Subsidiaries and as having been prepared in accordance with GAAP consistently applied, in each case, subject to normal year-end audit adjustments;

(ii)       Within ninety (90) days after the end of each fiscal year of the Seller, the consolidated audited balance sheets of the Seller and its consolidated Subsidiaries, which will be in conformity with GAAP, and the related consolidated audited statements of income and changes in equity showing the financial condition of the Seller and its consolidated Subsidiaries as of the close of such fiscal year and the results of operations during such year, and consolidated audited statements of cash flows, as of the close of such fiscal year, setting forth, in each case, in comparative form the corresponding figures for the preceding year. The foregoing consolidated financial statements are to be reported on by, and to carry the unqualified report (acceptable in form and content to the Buyer) of, an independent public accountant of national standing acceptable to the Buyer and are to be accompanied by a letter of management in form and substance acceptable to the Buyer; and

(iii)      Together with each set of the financial statements delivered pursuant to clause (i) above, a certificate of a Responsible Officer in the form attached as Exhibit A to the Pricing Side Letter, provided the requirement to deliver such certificate hereunder can be satisfied with the certificate of a Responsible Officer of the Seller delivered pursuant to Section 17 of the Repo Agreement.

(aa)      Notice of Disposal of Servicing Rights.  In the event that the Seller sells or otherwise disposes of any of the Pledged Servicing Rights, it shall give the Buyer ten (10) Business Days’ prior written notice of such sale or disposition (together with a list of the affected loans and other information helpful to the Buyer in assessing the related Asset Value), during which time the Buyer shall recalculate the Asset Value for the Repurchase Assets remaining after such sale or disposition.

(bb)      Requests for Information.  The Seller shall furnish to the Buyer within five (5) Business Days after the Buyer’s request, any information, documents, records or reports with respect to the servicing or subservicing of the Repurchase Assets, any Seller Party’s business or its relationship with any Agency, as the Buyer may from time to time reasonably request.

(cc)      Monthly Reports.  No later than the time set forth in Section 7.01(z)(i), the Seller shall provide to the Buyer (i) reports of information related to (x) any claims or compensatory fees actually paid by the Seller or the Guarantor to each Agency related to enforcement by such Agency of its rights under the related Agency Guide (or to trusts under non-agency securitizations) that are not reimbursed from a predecessor originator/servicer, (y) a summary report of claims for repurchases or indemnity made by Agencies, insurers or trusts in non-agency securitizations, including the current status or resolution of such repurchase and indemnification demands; (z) the Repurchase Assets as detailed in Schedule 7.01(bb); (ii) a report provided by the Seller setting forth the Seller’s determination of the value of all of the Seller’s servicing rights (including servicing rights not subject to this Agreement) and cash flows, along with the appropriate certificate required under Section 7.01(z)(iii); and (iii) copies of all notices it receives from any Agency that materially affect the Eligible Servicing Rights.

(dd)      Subservicer Acknowledgment Letter.  Subject to the rights and interests of Fannie Mae, if the Buyer approves the use of a subservicer, the Seller shall cause such subservicer to acknowledge the Buyer’s rights hereunder and agree to follow all instructions of the Buyer upon the occurrence of a default hereunder, which side letter shall be acceptable to the Buyer in form and substance (such side letter, a “Subservicer Acknowledgment Letter”) and prior to permitting any other subservicer to service any Mortgage Loans related to the Eligible Servicing Rights pledged hereunder, the Seller shall cause such subservicer to become a party to a Subservicer Acknowledgment Letter.

(ee)      Collections on Assets and the Dedicated Account.

(i)         Except as permitted under Section 7.01(ee)(ii), prior to the Seller making any withdrawal from the custodial account or any other clearing account maintained under the Servicing Contract, the Seller shall instruct the related depository institution to remit all Collections and other payments and proceeds in respect of MSRs, including the Excess Spread, to the Dedicated Account (but only to the extent that such funds are payable to the Seller free and clear of any Fannie Mae rights or other restrictions on transfer set forth in such Servicing Contract).  Except as permitted under Section 7.01(ee)(ii), the Seller shall not withdraw or direct the withdrawal or remittance of any Collections from any custodial account into which such amounts have been deposited other than to remit to the Dedicated Account.

(ii)       So long as no Event of Default has occurred hereunder, the Seller shall be permitted to withdraw or direct the withdrawal or remittance of any amounts which have been or are to be deposited into the Dedicated Account.  On and after the occurrence of an Event of Default as notified to the Seller by the Administrative Agent,  the Seller shall be required to deposit or cause to be deposited all amounts constituting Collections and payments and proceeds of Assets (including, without limitation, all fees and proceeds of sale) in the Dedicated Account in accordance with the requirements set forth in Section 7.01(ee)(i) without exercising any right to withdraw or direct the withdrawal or remittance of any Collections with respect to the Dedicated Account.

(iii)      The Seller shall be permitted to retain the Base Servicing Fee and Ancillary Income at all times.

(ff)       No Pledge.  Except as contemplated herein, neither the Seller nor the Guarantor shall (a) pledge, transfer or convey any security interest in the Dedicated Account to any Person without the express written consent of the Buyer or (b) pledge, grant a security interest or assign any existing or future rights to service any of the Repurchase Assets or to be compensated for servicing any of the Repurchase Assets, or pledge or grant to any other Person any security interest in any Assets or Servicing Contract.

Section 7.02    Notice of Certain Occurrences.  The Seller covenants and agrees with the Buyer that until all Obligations have been paid and satisfied in full:

(a)        Defaults.  The Seller shall promptly, and in any event within one (1) Business Day of knowledge thereof by a Responsible Officer of the Seller, inform the Buyer in writing of any Default, Event of Default by the Seller or any other Person (other than the Buyer or Affiliates of the Buyer) of any material obligation under any Facility Document, or the occurrence or existence of any event or circumstance that the Seller reasonably expects will with the passage of time become a Default, Event of Default by the Seller or any other Person.

(b)        Litigation.  The Seller shall promptly inform the Buyer in writing of the commencement of, or any determination in, any dispute, litigation, investigation, proceeding, sanctions or suspension between the Seller, on the one hand, and any Governmental Authority (or any other Person, on the other, with an amount in controversy equal to or greater than five percent (5%) of Seller’s Adjusted Tangible Net Worth).

(c)        Material Adverse Effect on Repurchase Assets.  As soon as possible, the Seller shall inform the Buyer in writing upon the Seller becoming aware of any default related to any Repurchase Assets which should reasonably be expected to have a Material Adverse Effect.

(d)        Credit Default.  Unless otherwise disclosed by the Guarantor on Form 8-K with separate notice by the Seller to the Buyer of the filing of such Form 8-K, upon, and in any event within five (5) Business Days after, the Seller shall furnish the Buyer notice of the involuntary termination, acceleration, maturity of or reduction in the amount available for borrowing under any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by a Seller Party and any third party to the extent that such agreement or facility, prior to the effectiveness of such termination, acceleration, maturity or reduction in the amount available for borrowing, provides for a minimum amount available for borrowing by such Seller Party equal to or greater than $10,000,000.

(e)        Servicing Contract Transfer.  As soon as possible, the Seller shall inform the Buyer in writing of the transfer, expiration without renewal, termination or other loss of all or any part of any Servicing Contract (or the termination or replacement of the Seller thereunder), the reason for such transfer, loss or replacement, if known to it and the effects that such transfer, loss or replacement will have (or will likely have) on the prospects for full and timely collection of all amounts owing to the Seller under or in respect of the Seller’s Servicing Contracts.

(f)        Agency Notices.  The Seller shall promptly furnish the Buyer copies of all notices it receives from Fannie Mae, Freddie Mac, HUD or Ginnie Mae indicating any adverse fact or circumstance in respect of the Seller with respect to which adverse fact or circumstance Fannie Mae, Freddie Mac, HUD or Ginnie Mae, respectively, announces its intention to terminate or threatens to terminate the Seller with cause or with respect to which Fannie Mae, Freddie Mac, HUD or Ginnie Mae, announces its intention to conduct any inspection or investigation of the Seller, or their files or facilities outside of the ordinary course.

(g)        Servicing Rights Notices.  The Seller shall provide copies of (i) all notices it receives from any Agency that materially affect the Eligible Servicing Rights and (ii) any demand by an Agency or an insurer for the repurchase of or indemnification with respect to a mortgage loan and the reason for such repurchase or indemnification within three (3) Business Days after the Seller receives notice thereof, if such demand would likely cause a Material Adverse Effect.

(h)        Servicer Rating.  The Seller shall provide written notice to the Buyer within two (2) Business Days of receipt of notice of any decrease in any servicer rating of the Servicer below (i) “SQ3”, as rated by Moody’s or (ii) “Average”, as rated by S&P.

(i)         Other.  The Seller shall furnish, or cause to be furnished, upon the request of the Buyer, such other information or reports as the Buyer may from time to time reasonably request.

(j)         Agency Requirements.  The Seller shall provide written notice of any change in any Agency’s requirements regarding the Seller’s or Servicer’s minimum consolidated tangible net worth or any change in such Agency’s requirements regarding the Seller’s or the Servicer’s consolidated liquidity within five (5) Business Days after the Seller receives notice thereof.

(k)        Amendment to any Servicing Contract or the Subservicing Agreement.  The Seller shall provide written notice to the Buyer within five (5) Business Days after the Seller enters into any amendment to the terms of any Servicing Contract.  The Seller shall not allow a subservicer to enter into any amendment of the Servicing Contracts or a Subservicing Agreement that would affect such subservicer’s servicing of the Mortgage Loans subject to this Agreement without the prior written consent of the Buyer and subject to the rights and interests of the Agencies.

(l)         Subservicer Termination.  The Seller shall provide written notice to the Buyer within one (1) Business Day following the occurrence of a Subservicer Termination Event.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01    Events of Default. The following events shall be “Events of Default”:

(a)        The Seller or the Guarantor shall fail to (i) make any payment or deposit to be made by it under Article II,  Section 3.01 or Section 8.02(d) when due (whether of Repurchase Price or Price Differential at stated maturity, upon acceleration or at mandatory prepayments due to Margin Deficit or otherwise) or (ii) make any other payment or deposit to be made by it hereunder when due and, solely with respect to this clause (ii), such failure (other than with respect to payment of principal) shall continue unremedied for a period of two (2) Business Days;

(b)        A Seller Party shall fail to comply with the requirements of Sections 7.01(n),  7.01(g) or 7.02(e) and such default shall continue unremedied for a period of one (1) Business Day; or a Seller Party shall otherwise fail to observe or perform any other agreement contained in this Agreement or any other Facility Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days following a Seller Party obtaining knowledge thereof;

(c)        Any representation, warranty or certification made or deemed made herein or in any other Facility Document by a Seller Party or any certificate furnished to the Buyer pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Section 6.02 which shall be considered solely for the purpose of determining the Asset Value of the Eligible Servicing Rights; unless (i) Seller Party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by the Buyer in its reasonable discretion to be materially false or misleading on a regular basis);

(d)        (1) The failure of the Seller to be an approved servicer under the guidelines of Fannie Mae with respect to which any Eligible Servicing Rights pledged under this Agreement relate, (2) the Seller fails to service or subservice, as applicable, in accordance with the Agency Guides and the Buyer determines in its good faith discretion that such failure may have a Material Adverse Effect, (3) the Seller is terminated as servicer or subservicer, as applicable, with respect to any Eligible Servicing Rights by Fannie Mae (except if the provisions of Section 7.01(g)(a)-(c) are met), (4) the Seller shall at any time be terminated, revoked or suspended as servicer or subservicer, as applicable, with respect to any whole loan servicing or subservicing rights that make up a material portion of the Seller’s servicing portfolio, (5) the Seller shall cease to be approved by or its approval shall be revoked, suspended, rescinded, halted, eliminated, withdrawn, annulled, repealed, voided or terminated by an Agency as an approved seller/servicer or lender, (6) all or a portion of a Seller Party’s or Servicer’s servicing or subservicing portfolio consisting of Agency loans is seized, (7) any Agency shall at any time cease to accept delivery of any loan or loans from the Seller under any program or notifies the Seller that the Agency shall cease accepting loan deliveries from the Seller, and (8) receipt by a Seller Party of a notice from any Agency indicating material breach, default or material non-compliance by such Seller Party which the Buyer reasonably determines may entitle such Agency to terminate such Seller Party which notice has not been rescinded or nullified within three (3) Business Days of its receipt by such Seller Party or such lesser time as the Buyer believes is necessary to protect its interest and provides the Seller with written notice thereof, as the case may be.

(e)        Any “event of default” which constitutes a payment default shall have occurred and shall be continuing beyond the expiration of any applicable grace period under the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by the Seller or any of its Affiliates on the one hand and any third party (including an Affiliate of the Seller but excluding the Buyer or any Affiliate of the Buyer), which relates to the Indebtedness of the Seller or any of its Affiliates in an amount individually or in the aggregate greater than $10,000,000, which default (1) involves the failure to pay a matured obligation or (2) permits the acceleration of the maturity of obligations by such third party;

(f)        The Buyer does not, or ceases to, have a first priority perfected security interest in the Repurchase Assets or any material part thereof, subject only to the rights and interests of Fannie Mae with respect to the Fannie Mae Servicing Rights and other Repurchase Assets, other than as a result of a release of such security interest by the Buyer and such default continues unremedied for a period of one (1) Business Day after the earlier of (i) a Responsible Officer of the Seller or the Guarantor having actual knowledge thereof and (ii) written notice of such default from the Buyer;

(g)        A Change of Control of the Seller or the Guarantor occurs;

(h)        The Seller ceases to be (1) a HUD approved mortgagee pursuant to Section 203 of the National Housing Act or (2) a Fannie Mae or Freddie Mac approved servicer or HUD, Fannie Mae or Freddie Mac, as applicable, suspends, rescinds, halts, eliminates, withdraws, annuls, repeals, voids or terminates the status of the Seller as either (1) a HUD approved mortgagee pursuant to Section 203 of the National Housing Act or (2) a Fannie Mae or Freddie Mac approved servicer or (B) the Seller receives notice that HUD, Fannie Mae or Freddie Mac may take such action set forth in clause (A);

(i)         The Seller shall fail to comply with the financial covenants set forth in Section 7.01(w);

(j)         The failure of the Seller to maintain any Agency’s net worth requirements;

(k)        Any judgment or order for the payment of money in excess of five percent (5%) of Seller’s Adjusted Tangible Net Worth shall be rendered against the Seller or any of its Affiliates, by a court, administrative tribunal or other body having jurisdiction over them and the same shall not be satisfied or discharged (or provisions shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof or, if a stay of execution is procured, sixty (60) days from the date such stay is lifted;

(l)         (1) The Seller or any of its Affiliates files a voluntary petition in bankruptcy, seeks relief under any provision of any Insolvency Law or consents to the filing of any petition against it under any such law; (2) a proceeding shall have been instituted by any Affiliate of the

Seller in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Seller or such Affiliate in an involuntary case under any applicable Insolvency Law, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of the Seller or such Affiliate, or for any substantial part of its Property, or for the winding-up or liquidation of its affairs, (3) a proceeding shall have been instituted by any Person (other than an Affiliate of the Seller) in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Seller or any of its Affiliates in an involuntary case under any applicable Insolvency Law, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of the Seller or such Affiliate, or for any substantial part of its Property, or for the winding-up or liquidation of its affairs and the Seller or such Affiliate shall have failed to obtain a relief (including, without limitation, a dismissal) or a stay of such involuntary proceeding within sixty (60) days, (4) the admission in writing by the Seller or any of its Affiliates of its inability to pay its debts as they become due, (5) the Seller or any of its Affiliates consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official, of all or any part of its Property or any custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official takes possession of all or any part of the Property of the Seller or any of its Affiliates; (6) the Seller or any of its Affiliates makes an assignment for the benefit of any of its creditors; or (7) the Seller or any of its Affiliates generally fails to pay its debts as they become due;

(m)       Any Governmental Authority or any Person, agency or entity acting or purporting to act under Governmental Authority (including any Agency) shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of the Seller or any of its Affiliates, or shall have taken any action to displace the management of any of the Seller or any of its Affiliates or to curtail the Seller’s, or any of its Affiliates’ authority in the conduct of its business; or

(n)        The Guarantor repudiates, revokes or attempts to revoke in writing the guaranty of the Guarantor set forth in Section 11.13 of this Agreement, in whole or in part.

(o)        Except as permitted under Section 7.01(ee),  the Seller or any other Person shall have withdrawn any amounts on deposit in the Dedicated Account without the consent of the Buyer other than funds deposited or withdrawn in error.

Section 8.02    Remedies.

(a)        Optional Acceleration.  Upon the occurrence of an Event of Default (other than an Event of Default described in Section 8.01(l)), the Buyer may by written notice to the Seller, terminate the MSR PC Repo Facility and declare the Termination Date to have occurred and all other Obligations to be immediately due and payable.

(b)        Automatic Acceleration.  Upon the occurrence of an Event of Default described in Section 8.01(l), the MSR PC Repo Facility shall be automatically terminated and all Obligations shall be immediately due and payable upon the occurrence of such event, without demand or notice of any kind.

(c)        Remedies.  Upon any acceleration of the Obligations pursuant to this Section 8.02, the Buyer, in addition to all other rights and remedies under this Agreement or otherwise, shall have all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative. The Seller agrees, upon the occurrence of an Event of Default and notice from the Buyer, to assemble, at its expense, all of the Repurchase Assets that is in its possession (whether by return, repossession, or otherwise) at a place designated by the Buyer. All out-of-pocket costs incurred by the Buyer in the collection of all Obligations, and the enforcement of its rights hereunder, including reasonable attorneys’ fees and legal expenses, shall be paid out of the Repurchase Assets. Without limiting the foregoing, upon the occurrence of an Event of Default and the acceleration of the Obligations pursuant to this Section 8.02, the Buyer may, to the fullest extent permitted by applicable law, without notice, advertisement, hearing or process of law of any kind, (i) enter upon any premises where any of the Repurchase Assets which are in the possession of the Seller (whether by return, repossession, or otherwise) may be located and take possession of and remove such Repurchase Assets, (ii) sell any or all of such Repurchase Assets, free of all rights and claims of the Seller therein and thereto, at any public or private sale, and (iii) bid for and purchase any or all of such Repurchase Assets at any such sale. Any such sale shall be conducted in a commercially reasonable manner and in accordance with applicable law. The Seller hereby expressly waives, to the fullest extent permitted by applicable law, any and all notices, advertisements, hearings or process of law in connection with the exercise by the Buyer of any of its rights and remedies upon the occurrence of an Event of Default. Each of the Buyer and the Seller shall have the right (but not the obligation) to bid for and purchase any or all Repurchase Assets at any public or private sale. The Seller hereby agrees that in any sale of any of the Repurchase Assets, the Buyer is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including, without limitation, compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Repurchase Assets), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority, and the Seller further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner. The Buyer shall not be liable for any sale, private or public, conducted in accordance with this Section 8.02(c). If an Event of Default occurs, and upon acceleration of the Obligations hereunder, all Obligations shall be immediately due and payable, and collections on the Eligible Servicing Rights and proceeds of sales and securitizations of Eligible Servicing Rights, and other Repurchase Assets will be used to pay the Obligations.

(d)        In the event that the Seller receives a notice from an Agency indicating a material breach, material default or material non-compliance by the Seller that the Buyer reasonably determines may entitle such Agency to terminate the Seller, which breach, default or non-compliance has not been satisfactorily cured or remedied within ten (10) Business Days of the receipt by the Seller of such notice, or such lesser time as the Buyer believes is necessary to protect its interest and provides the Seller with written notice thereof, as the case may be, the Buyer may by written notice to the Seller, terminate the MSR PC Repo Facility and declare all Obligations to be immediately due and payable.

Section 8.03    Application of Proceeds.  On each Business Day during which an Event of Default has occurred and is continuing hereunder, the Buyer shall apply Collections in the following order to pay:

(i)         to the Buyer, any fees due pursuant to the terms hereof;

(ii)       to the Buyer or any Indemnified Party an amount equal to any other amounts (including the outstanding aggregate Repurchase Price) then due to such Persons pursuant to this Agreement that have not been paid by the Seller (and to the extent that there are insufficient funds to pay all of the foregoing amounts, such amount shall be distributed to the foregoing parties, pro rata in accordance with the amounts due to such parties); and

(iii)      any remaining amounts to the Seller by transferring such amount to the account specified in writing by the Seller.

ARTICLE IX

ASSIGNMENT

Section 9.01    Restrictions on Assignments; Register.  (a) The Seller shall not assign its rights hereunder or any interest herein without the prior written consent of the Buyer. The Buyer shall have free and unrestricted use of all Repurchase Assets and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with all or a portion of the Repurchase Assets or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating all or a portion of the Repurchase Assets; subject, however, to the Buyer’s obligations to transfer Purchased Assets to Seller (and not substitutions thereof) pursuant to the terms of this Agreement.  In addition, Buyer may assign any or all of its rights and its obligations, under this Agreement or under the other Facility Documents, (i) without consent of the Seller, to (a) any Affiliate of the Buyer or a conduit or other entity supported by the Buyer or an Affiliate of the Buyer, or (b) following an Event of Default, and (ii) with the Seller’s prior written consent (not to be unreasonably withheld or delayed), to any other entity; provided, that notwithstanding anything herein to the contrary, the Seller shall not be subject to any increased costs or expenses as a result of such assignment made without Seller’s consent; provided,  further that, if the Buyer assigns its rights and obligations to a conduit or other entity supported by the Buyer or an Affiliate of the Buyer, the Seller agrees to cooperate in good faith with the Buyer to amend the Facility Documents to facilitate such assignment. Notwithstanding anything to the contrary in this Article IX, the parties acknowledge and agree that the Acknowledgment Agreement does not permit any assignments of, or any parties rights, obligations, or interest in, the Acknowledgment Agreement, except pursuant to the express provisions of the Acknowledgment Agreement.

(b)  The Administrative Agent, acting solely for this purpose as an agent of the Seller, shall maintain at one of its offices at Eleven Madison Avenue, New York, New York  10010 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Assignees, and the Maximum Purchase Price, the Repurchase Price and Price Differential of the Transactions assigned to the Assignees pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Seller, the Administrative Agent, the Buyer and the Assignees shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Seller and any Buyer (including Assignees), at any reasonable time and from time to time upon reasonable prior notice.

Section 9.02    Rights of Assignee.  Upon the assignment by the Buyer of all of its rights and obligations hereunder and under the other Facility Documents to an assignee in accordance with Section 9.01, such assignee shall have all such rights and obligations of the Buyer as set forth in such assignment or delegation, as applicable, and all references to the Buyer in this Agreement or any Facility Document shall be deemed to apply to such assignee to the extent of such interest. If any interest in any Facility Document is transferred to any assignee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor the Buyer shall cause such assignee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.02.

Section 9.03    Permitted Participants; Effect.

(a)        The Buyer may, in the ordinary course of its business and in accordance with applicable law, at any time (and from time to time) assign, pledge, hedge, hypothecate, or otherwise sell to one or more banks or other entities (each a “Participant”) all or a portion of participation interests in any Transaction or any Commitment of the Buyer, or any other interest of the Buyer under this Agreement or the other Facility Documents.  In the event of any such assignment, pledge, hedge, hypothecation or sale by the Buyer of a participating interest to a Participant, (i) the Buyer’s obligations hereunder and under the other Facility Documents shall remain unchanged; (ii) the Buyer shall remain solely responsible to the Seller for the performance of such obligations; and (iii) the Buyer shall remain the owner of its Transactions for the purposes under the Facility Documents.  All amounts payable by the Seller under this Agreement shall be determined as if the Buyer had not assigned, pledged, hedged, hypothecated or otherwise sold such participating interests. The Seller and the Buyer shall continue to deal solely and directly with each other in connection with the Buyer’s rights and obligations under the Facility Documents.

(b)        Any agreement or instrument pursuant to which the Buyer sells such a participation shall provide that the Buyer shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Buyer will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.01 that affects such Participant.  The Seller agrees that each Participant shall be entitled to the benefits of Sections 2.05,  3.02 and 10.1 (subject to the requirements and limitations therein, including the requirements under Section 3.02(d) (it being understood that the documentation required under Section 3.02(d) shall be delivered to the Buyer)) to the same extent as if it were the Buyer and had acquired its interest by assignment pursuant to Section 9.01; provided that such Participant shall not be entitled to receive any greater payment under Sections 2.05 or 3.02 with respect to any participation than the Buyer would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.12 as though it were the Buyer.  The Buyer shall, acting solely for this purpose as a non-fiduciary agent of the Seller, maintain a register on which it enters the interest in the Transactions or other obligations under the Facility Documents (the

“Participant Register”); provided that the Buyer shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Facility Documents) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Department regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and the Buyer shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 9.04    Voting Rights of Participants.  The Buyer shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Facility Documents other than any amendment, modification, or waiver with respect to any Transaction or Maximum Purchase Price in which such Participant has an interest which forgives Repurchase Price, Price Differential, or fees or reduces the Pricing Rate or fees payable with respect to any such Transaction or Maximum Purchase Price, extends the Amortization Date, postpones any date fixed for any regularly scheduled payment of the Repurchase Price or fees related to Transactions or releases all or substantially all of the Repurchase Assets (other than as expressly permitted pursuant to the Facility Documents).

ARTICLE X

INDEMNIFICATION

Section 10.01  Indemnities by the Seller.  Without limiting any other rights which any such Person may have hereunder or under applicable law, the Seller hereby agrees to indemnify, the Buyer, its Affiliates, successors, permitted transferees and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement, the other Facility Documents, or any transaction contemplated hereby or thereby excluding, however, (a) Indemnified Amounts to the extent a court of competent jurisdiction determines that they resulted from gross negligence, bad faith or willful misconduct on the part of such Indemnified Party, (b) in the event that the Buyer has assigned its rights or delegated its obligations in respect of this Agreement, and the Indemnified Amounts with respect to such assignee exceed the Indemnified Amounts that would otherwise have been payable by the Seller to the Buyer, the amount of such excess, (c) taxes expressly excluded from Taxes in Section 3.02(a) above (other than any such excluded taxes that are incremental and arise solely by reason of a breach by the Seller of its obligations under this Agreement), and (d) any lost profits or indirect, exemplary, punitive or consequential damages of any Indemnified Party. In any suit, proceeding or action brought by the Buyer in connection with any Repurchase Assets for any sum owing thereunder, or to enforce any provisions of any Repurchase Assets, the Seller will save, indemnify and hold the Buyer harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Seller. The Seller also agrees to reimburse the Buyer as and when billed by the Buyer for all the Buyer’s out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of the Buyer’s rights under this Agreement, any other Facility Document or any transaction contemplated hereby or thereby, including without limitation the fees and disbursements of its counsel. The Seller hereby acknowledges that the obligation of the Seller under each Transaction is a recourse obligation of the Seller. Under no circumstances shall any Indemnified Party be liable to the Seller for any lost profits or indirect, exemplary, punitive or consequential damages.

Section 10.02  General Provisions.  If for any reason the indemnification provided above in Section 10.01 (and subject to the limitations on indemnification contained therein) is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless on the basis of public policy, then the Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Seller on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

The provisions of this Article X shall survive the termination of this Agreement and the payment of the Obligations.

ARTICLE XI

MISCELLANEOUS

Section 11.01  Amendments, Etc.  Neither this Agreement nor any provision hereof may be amended, supplemented, or modified except pursuant to an agreement or agreements in writing entered into by the Seller and the Buyer.

Section 11.02  Notices, Etc.  Except as provided herein, all notices required or permitted by this Agreement shall be in writing (including without limitation by Electronic Transmission, email or facsimile) and shall be effective and deemed delivered only when received by the party to which it is sent; provided that notices of Events of Default and exercise of remedies or under Section 8.02 shall be sent via overnight mail and by electronic transmission. Any such notice shall be sent to a party at the address, electronic mail or facsimile transmission number set forth on Schedule 11.02 or to such other address, e-mail address or facsimile number as either party may notify to the others in writing from time to time.

Section 11.03  No Waiver; Remedies.  No failure on the part of the Buyer to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.04  Binding Effect; Assignability.  This Agreement shall be binding upon and inure to the benefit of the Seller and the Buyer, and their respective successors and assigns, provided,  however, that nothing in the foregoing shall be deemed to authorize any assignment not permitted in Section 9.01.

Section 11.05   GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH BY ITS TERMS APPLIES TO THIS AGREEMENT). EACH PARTY HERETO HEREBY SUBMITS TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT IN THE BOROUGH OF MANHATTAN AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, OR ANY DOCUMENT DELIVERED PURSUANT HERETO BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO ITS RESPECTIVE ADDRESS SPECIFIED AT THE TIME FOR NOTICES UNDER THIS AGREEMENT OR TO ANY OTHER ADDRESS OF WHICH IT SHALL HAVE GIVEN WRITTEN OR ELECTRONIC NOTICE TO THE OTHER PARTIES. THE FOREGOING SHALL NOT LIMIT THE ABILITY OF ANY PARTY HERETO TO BRING SUIT IN THE COURTS OF ANY OTHER JURISDICTION.

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 11.06  Entire Agreement and Single Agreement.

(a)        This Agreement and the other Facility Documents embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understanding relating to the matters provided for herein.

(b)        The Buyer and the Seller acknowledge that, and have entered into this Agreement and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder, together with the provisions of the Pricing Side Letter, constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, each of the Buyer and the Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder and its obligations under the Pricing Side Letter, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that the Buyer shall be entitled to set off claims and apply property held by it in respect of any Transaction against obligations owing to it in respect of any other Transactions hereunder or any obligations under the Pricing Side Letter and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction or any agreement under the Pricing Side Letter shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder or any agreement under the Pricing Side Letter, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

Section 11.07  Acknowledgement.  The Seller hereby acknowledges that:

(a)        it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Facility Documents to which it is a party;

(b)        the Buyer has no fiduciary relationship to the Seller, and the relationship between the Seller and the Buyer is solely that of debtor and creditor; and

(c)        no joint venture exists among or between the Buyer and the Seller.

Section 11.08  Captions and Cross References.  The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Section or Exhibit are to such Section or Exhibit of this Agreement, as the case may be.

Section 11.09  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 11.10  Confidentiality.  Except as otherwise provided herein, each party hereto agrees for the benefit of the other party that it will hold any confidential information received from the other party pursuant to this Agreement or any other Facility Document in strict confidence, as long as such information remains confidential except for disclosure to (i) its Affiliates, (ii) its legal counsel, accountants, and other professional advisors or to a permitted assignee or participant, (iii) regulatory officials, (iv) any Person as requested pursuant to or as required by law, regulation, legal process, or the rules and regulations of any Governmental Authority or stock exchange, (v) any Person in connection with any legal proceeding to which it is a party, (vi) rating agencies if requested or required by such agencies in connection with a rating, (vii) any Agency and (viii) any prospective or actual assignee or participant hereunder (including any prospective or actual credit hedge counterparty) (for so long as such party has executed a confidentiality or non-disclosure agreement substantially similar to the terms and provisions of this Section 11.10). The parties agree that this Agreement is confidential information of the Buyer. The Buyer also agrees that it will comply with all applicable securities laws with respect to any non-public information of the type referenced in the preceding sentence in its possession. This Section 11.10 shall survive termination of this Agreement.

Section 11.11  Survival.  This Agreement shall remain in effect until the Termination Date; provided, however, that no such termination shall affect the Seller’s Obligations to the Buyer at the time of such termination. The obligations of the Seller under Sections 3.02,  10.01 and 11.10 hereof shall survive the repayment of the Repurchase Price and the termination of this Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and the Buyer shall not be deemed to have waived, by reason of entering into any Transaction, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Transaction was entered into.

Section 11.12  Set-Off.  In addition to any rights and remedies of the Buyer provided by this Agreement and by law, the Buyer shall have the right, without prior notice to the Seller, any such notice being expressly waived by the Seller to the extent permitted by applicable law, upon any amount becoming due and payable by the Seller hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer or any Affiliate thereof to or for the credit or the account of the Seller.  The Buyer may set-off cash, the proceeds of the liquidation of any Repurchase Assets and all other sums or obligations owed by the Buyer or its Affiliates to the Seller against all of the Seller’s obligations to the Buyer or its Affiliates under this Agreement with respect to the Seller or under any other agreement between the parties or between the Seller and any affiliate of the Buyer, or otherwise whether or not such obligations are then due, without prejudice to the Buyer’s or its Affiliate’s right to recover any deficiency.  The Buyer agrees promptly to notify the Seller after any such set-off and application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.13  Guaranty.

(a)        Subject to Section 11.13(h) below, the Guarantor hereby unconditionally and irrevocably guarantees to the Buyer the prompt payment of the Guaranteed Obligations in full when due (whether at the stated maturity, by acceleration or otherwise). Any such payment shall be made at such place and in the same currency as such relevant Guaranteed Obligation is payable. This guaranty is a guaranty of payment and not solely of collection and is a continuing guaranty and shall apply to all Guaranteed Obligations whenever arising.

(b)        The obligations of the Guarantor hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, or any other agreement or instrument referred to herein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. The Guarantor agrees that this guaranty may be enforced by the Buyer without the necessity at any time of resorting to or exhausting any security or collateral and without the necessity at any time of having recourse to this Agreement or any other Facility Document or any collateral, if any, hereafter securing the Guaranteed

Obligations or otherwise and the Guarantor hereby waives the right to require the Buyer to proceed against any other Person or to require the Buyer to pursue any other remedy or enforce any other right. The Guarantor further agrees that nothing contained herein shall prevent the Buyer from suing in any jurisdiction on this Agreement or any other Facility Document or foreclosing its security interest in or Lien on any collateral, if any, securing the Guaranteed Obligations or from exercising any other rights available to it under this Agreement or any instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of the Guarantor’s obligations hereunder; it being the purpose and intent of the Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither the Guarantor’s obligations under this guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by reason of the application of the laws of any foreign jurisdiction. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance of by the Buyer upon this guaranty or acceptance of this guaranty. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this guaranty. All dealings between the Seller and the Guarantor, on the one hand, and the Buyer, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this guaranty.

(c)        The Guarantor agrees that (i) all or any part of the security which hereafter may be held for the Guaranteed Obligations, if any, may be exchanged, compromised or surrendered from time to time; (ii) the Buyer shall not have any obligation to protect, perfect, secure or insure any such security interests or Liens which hereafter may be held, if any, for the Guaranteed Obligations or the properties subject thereto; (iii) the time or place of payment of the Guaranteed Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed, increased or accelerated, in whole or in part; (iv) the Seller and any other party liable for payment under this Agreement may be granted indulgences generally; (v) any of the provisions of this Agreement or any other Facility Document may be modified, amended or waived; and (vi) any deposit balance for the credit of the Seller or any other party liable for the payment of the Guaranteed Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by the Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

(d)        The Guarantor expressly waives to the fullest extent permitted by Applicable Law: (i) notice of acceptance of this guaranty by the Buyer and of all transfers of funds to the Seller by the Buyer; (ii) presentment and demand for payment or performance of any of the Guaranteed Obligations; (iii) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (iv) notice of the Buyer obtaining, amending, substituting for, releasing, waiving or modifying any Lien, if any, hereafter securing the Guaranteed Obligations, or the Buyer’s subordinating, compromising, discharging or releasing such Liens, if any; (v) all other notices to which the Seller might otherwise be entitled in connection with the guaranty evidenced by this Section 11.13; and (vi) demand for payment under this guaranty.

(e)        The obligations of the Guarantor under this Section 11.13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantor agrees that it will indemnify the Buyer on demand for all reasonable and documented costs and out-of-pocket expenses (including, without limitation, reasonable and documented fees and expenses of counsel) incurred by the Buyer in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

(f)        The Guarantor agrees that, as between the Guarantor, on the one hand, and the Buyer, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantor.

(g)        The Guarantor hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of this Agreement, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 11.13(a), whether by subrogation or otherwise, against the Seller or any security for any of the Guaranteed Obligations.

(h)        Notwithstanding any provision to the contrary contained herein, to the extent the obligations of the Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any Applicable Law relating to fraudulent conveyances or transfers) then the obligations of the Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (as now or hereinafter in effect).

(i)         This guaranty is intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and the Transactions hereunder as defined under Sections 101(38)(A) and 741(7)(A)(xi) of the Bankruptcy Code.

Section 11.14     Intent.

(a)        The parties agree and intend that this Agreement is a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code, that this Agreement and each Transaction is a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code and that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in the Bankruptcy Code.  The parties agree and acknowledge that the pledge of assets under this Agreement constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and the Transactions hereunder within the meaning of Sections 101(38A)(A) and 741(7)(A)(xi) of the Bankruptcy Code. The Parties further intend and acknowledge that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).

(b)        It is understood that, subject to the rights and interest of Fannie Mae, either party’s right to accelerate or terminate this Agreement or to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Sections 4.04, 8.02 and 11.12 hereof is a contractual right to accelerate, terminate, or liquidate this Agreement or such Transaction as described in Sections 555 and 561 of the Bankruptcy Code.

(c)        The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)        It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PENNYMAC LOAN SERVICES, LLC, as Seller and Servicer

By:	/s/ Pamela Marsh
	Name:	Pamela Marsh
	Title:	Senior Managing Director and Treasurer

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC, as Guarantor

By:	/s/ Pamela Marsh
	Name:	Pamela Marsh
	Title:	Senior Managing Director and Treasurer

Signature Page to CS-PLS – PC Master Repurchase Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Buyer

By:	/s/ Dominic Obaditch
	Name:	Dominic Obaditch
	Title:	Authorized Signatory

By:	/s/ Margaret Dellafera
	Name:	Margaret Dellafera
	Title:	Authorized Signatory

CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC, as Administrative Agent

By:	/s/ Dominic Obaditch
	Name:	Dominic Obaditch
	Title:	Vice President

Signature Page to CS-PLS – PC Master Repurchase Agreement

SCHEDULE I

DEFINITIONS

1.1       Definitions.  As used in this Agreement the following terms have the meanings as indicated:

“Accepted Servicing Practices” means, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Acknowledgment Agreement” means that certain Acknowledgment Agreement, by and among Fannie Mae, the Seller and the Buyer as secured party, pursuant to which Fannie Mae acknowledges the security interest granted pursuant to this Agreement of the Buyer in the Servicing Rights related to pools of mortgage loans securitized with Fannie Mae, together with any amendments and addenda thereto.

“Additional Repurchase Assets” has the meaning set forth in Section 4.01(c).

“Adjusted Tangible Net Worth” has the meaning set forth in the Pricing Side Letter.

“Administrative Agent” has the meaning set forth in the Preamble.

“Advance” means any P&I Advance, T&I Advance or Corporate Advance.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that in respect of the Seller, the Servicer, or the Guarantor the term “Affiliate” shall include only Private National Mortgage Acceptance Company, LLC and its wholly owned subsidiaries.

“Agency” means Fannie Mae, Freddie Mac or Ginnie Mae, as applicable.

“Agency Approvals” has the meaning set forth in Section 7.01(u).

“Agency Guide” with respect to (1) Fannie Mae, the Fannie Mae Guide (as defined herein), (2) Freddie Mac, the Freddie Mac Single-Family Seller/Servicer Guide, as may be amended or modified from time to time and (3) with respect to Ginnie Mae, the Ginnie Mae MBS Guide, as may be amended from time to time, and in all cases, any other applicable guides published by such Agency and any related announcements, directives and correspondence issued by such Agency.

“Agency Servicing Rights” means all Servicing Rights with respect to the Agencies.

“Agreement” has the meaning set forth in the preamble.

“Amortization Date” means the earliest to occur of (i) the Maturity Date, or (ii) the Business Day specified by the Buyer upon ten (10) Business Days’ prior written notice to the Seller.

“Ancillary Income” means all money which is due and payable in connection with each Mortgage Loan other than the Servicing Fee and specifically including, without limitation, late charge fees, assignment transfer fees, insufficient funds check charges, amortization schedule fees, interest from escrow accounts and all other incidental fees and charges and any Float Benefit, in each case, to the extent such amounts are allocable to a Mortgage Loan, specifically excluding Excluded Collateral.

“Applicable Law” means as to any Person, any law, treaty, rule or regulation (including the Investment Company Act of 1940, as amended) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Applicable Margin”  has the meaning assigned to it in the Pricing Side Letter.

“Asset” means any (a) any Servicing Rights and (b) without duplication, the related Participation Certificate (including, for the avoidance of doubt, all Excess Spread), in each case, sold to the Buyer and pledged to secure the Obligations hereunder.

“Asset Base” means, as of any date of determination, an amount equal to the aggregate Asset Value of all of the Repurchase Assets that have been and remain pledged to the Buyer hereunder.

“Asset Base Report” means the asset base report, substantially in a format agreed upon between the Seller and the Buyer, delivered by the Buyer in accordance with Section 2.03.

“Asset Reporting Date” has the meaning set forth in Section 2.02(c).

“Asset Schedule” means a list of all Assets pledged or delivered from time to time by the Seller to the Buyer, listing as of the date of such schedule the Participation Certificate and the Eligible Servicing Rights evidenced thereby, as such schedule shall be updated from time to time in accordance with Section 2.02 hereof.

“Asset Value” means, for purposes of determining the value of the Asset Base from time to time, with respect to the Participation Certificate and the related Eligible Servicing Rights, (a) (i) the Purchase Price Percentage for Eligible Servicing Rights, multiplied by (ii) the MSR Value of the Eligible Servicing Rights, minus (b) any outstanding repurchase and indemnity obligations under the related Servicing Contract that are due and payable by the Seller following the end of any rebuttal period provided under the Fannie Mae Guide, but have not yet been paid by the Seller.

“Assignee” means any Person to whom the Buyer may assign its interest pursuant to Section 9.01(a).

“Assignment and Assumption” means an assignment and assumption entered into by the Buyer and an Assignee.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day upon which the New York Stock Exchange or the Federal Reserve Bank of New York is closed.

“Buyer”  means as defined in the Preamble.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of the Buyer or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of the Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A” by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by the Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Law” means a change in any Applicable Law applicable to the Facility Documents that would have an adverse effect, as determined by the Buyer in its sole discretion, on the Buyer’s exercise of remedies following an Event of Default.

“Change of Control”  (i) for the Seller (a) any transaction or event as a result of which the Guarantor ceases to own, beneficially or of record, more than 50% of the stock of the Seller, (b) the Disposition of all or substantially all of the Seller’s assets (excluding any such action taken in connection with any securitization transaction or routine sales of Mortgage Loans), or (c) the consummation of a merger or consolidation of the Seller with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s equity outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not equityholders of the Seller immediately prior to such merger, consolidation or other reorganization and (ii) for the Guarantor (a) the Disposition of all or substantially all of the Guarantor’s assets (excluding any such action taken in connection with any securitization transaction or routine sales of Mortgage Loans) or (b) the consummation of a merger or consolidation of the Guarantor with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s equity outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not equityholders of the Guarantor immediately prior to such merger, consolidation or other reorganization.

“Closing Date” means the date on which all of the conditions set out in Section 5.01 are satisfied.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collections” means any Servicing Fees, any excess servicing or subservicing rights or retained yield, and any Ancillary Income that the Seller as servicer is entitled to receive pursuant to the Servicing Contracts.

“Commitment” means the obligation of the Buyer to enter into Transactions with the Seller in an aggregate outstanding Repurchase Price at any one time not to exceed the Maximum Purchase Price.

“Commitment Period” means the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the Commitment shall have terminated pursuant to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A to the Pricing Side Letter hereto or other form reasonably acceptable to the Buyer.

“Conventional MSR Loan Agreement” has the meaning set forth in the Recitals.

“Corporate Advance” means, collectively, (a) any advance (other than those described in clause (b) below) made by the Seller as servicer pursuant to the Servicing Contracts to inspect, protect, preserve or repair properties that secure defaulted Mortgage Loans or that have been acquired through foreclosure or deed in lieu of foreclosure or other similar action pending disposition thereof, or for similar or related purposes, including, but not limited to, necessary legal fees and costs expended or incurred by the Seller as servicer in connection with foreclosure, bankruptcy, eviction or litigation actions with or involving Mortgagors on defaulted Mortgage

Loans, as well as costs to obtain clear title to such a property, to protect the priority of the lien created by a Mortgage Loan on such a property, and to dispose of properties taken through foreclosure or by deed in lieu thereof or other similar action, (b) any advance made by the Seller as servicer pursuant to the Servicing Contracts to foreclose or undertake similar action with respect to a Mortgage Loan, and (c) any other out of pocket expenses incurred by the Seller as servicer pursuant to the Servicing Contracts (including, for example, costs and expenses incurred in loss mitigation efforts and in processing assumptions of Mortgage Loans), to the extent such advances are reimbursable pursuant to the Servicing Contracts.

“CSCIB” means Credit Suisse AG, Cayman Islands Branch.

“CSFB” means Credit Suisse First Boston Mortgage Capital LLC.

“Custodial File” means with respect to any Mortgage Loan, a file pertaining to such Mortgage Loan being held by the Custodian that contains the mortgage documents pertaining to such Mortgage Loan.

“Custodian” means any financial institution that holds documents for any of the Mortgage Loans on behalf of an Agency.

“Dedicated Account”  means the demand deposit account that has been established by the Seller for the purpose of holding cash proceeds of the Eligible Servicing Rights and the related Participation Certificate at City National Bank, which such deposit account shall be subject to a control agreement among the Seller, City National Bank and the Buyer.  The Seller shall have an obligation to deposit such cash proceeds into the Dedicated Account.  The Buyer shall have the option to change the account to be designated as the “Deposit Account” following the occurrence of a Default or if the Buyer ceases to have a perfected security interest in the Dedicated Account.

“Dedicated Account Control Agreement” means that certain control agreement among the Seller, City National Bank and the Buyer, dated as of September 11, 2019, pursuant to which the Dedicated Account is governed, and any other control agreement governing the Dedicated Account.

“Default” means an Event of Default or an Unmatured Event of Default.

“Default Rate” means, with respect to any Price Differential for any Price Differential Period, and any late payment of fees or other amounts due hereunder, the LIBOR Rate for the related Price Differential Period (or for all successive Price Differential Periods during which such fees or other amounts were delinquent), plus 5.0% per annum.

“Disposition” means, with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s Property, or any direct or indirect interest therein to a third party, including the granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such assets or the subjecting of any portion of such assets to restrictions on transfer.

“Divisive Merger” has the meaning set forth in Section 7.01(b).

“Dollars”  or “$”  means dollars in lawful money of the United States of America.

“Electronic File” means any electronic file, in form and substance reasonably acceptable to the Buyer and containing the information agreed to between the Seller and the Buyer; delivered by the Seller to the Buyer on a  Purchase Date or Asset Reporting Date pursuant to Section 2.03(a) or 2.03(b) and reflecting those Mortgage Loans related to Pledged Servicing Rights as of the close of business on such Purchase Date; provided,  however, that with regard to the Electronic File delivered in connection with an Asset Reporting Date,  such Electronic File shall reflect information as of the close of business on the last Business Day of the preceding calendar month.

“Electronic Transmission” means the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires delivery of an original executed document).

“Eligible Servicing Rights” means, Servicing Rights owned by the Seller that are either (i) appurtenant to mortgage loans that have been sold to Fannie Mae or otherwise delivered to Fannie Mae for inclusion in a securitization by Fannie Mae, and are serviced by the Seller and (ii) appurtenant to mortgage loans (1) which were, but are no longer, pooled in securitizations by Fannie Mae, (2) which are currently owned by Fannie Mae in portfolio and (3) for which the Seller is acting as the servicer; provided that all such mortgage loans shall be “qualified mortgages” or otherwise approved by the Buyer for inclusion. In addition, all Eligible Servicing Rights must comply with the eligibility criteria set out in Schedule II.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business that, together with the Seller or the Guarantor is treated as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as a single employer described in Section 414 of the Code.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Spread” means “Portfolio Excess Spread” as defined in the Excess Spread Participation Agreement.

“Excess Spread Participation Agreement” means that certain MSR Excess Spread Participation Agreement, dated as of September 11, 2019, between the Seller, as company, and the Seller, as initial participant, as amended, supplemented or replaced from time to time.

“Excluded Collateral” means all right, title and interest of the Seller, whether now owned or hereafter acquired, in, to and under its rights to reimbursement for all Advances made under the Servicing Contracts.

“Facility Documents” means this Agreement, any Transaction Notice, the Pricing Side Letter, the Servicing Contracts, the Acknowledgment Agreement, any Subservicer Acknowledgment Letter, if applicable, any Subservicing Agreement, if applicable, the Dedicated Account Control Agreement, and all notices, certificates, financing statements and other documents to be executed and delivered by the Seller in connection with the transactions contemplated by this Agreement.  For the avoidance of doubt, the Program Agreements (as defined in the Repo Agreement) shall not be deemed Facility Documents.

“Fannie Mae” means The Federal National Mortgage Association, also known as Fannie Mae, or any successor thereto.

“Fannie Mae Guide” means the Fannie Mae Selling Guide and the Fannie Mae Servicing Guide, as may be amended from time to time.

“Fannie Mae MBS”  means an MBS issued by Fannie Mae.

“Fannie Mae Servicing Contract” means the Fannie Mae Mortgage Selling and Servicing Contract, the Fannie Mae Servicing Guide, the Fannie Mae Selling Guide and all related supplemental servicing instructions or directives provided by Fannie Mae and all applicable master agreements, recourse agreements, repurchase agreements, loss sharing agreements and any indemnification agreements and any other agreements between Fannie Mae and the Seller, all as amended, restated or supplemented from time to time.

“Fannie Mae Servicing Rights” means all Servicing Rights with respect to mortgage loans serviced by the Seller for Fannie Mae.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDIA” has the meaning set forth in Section 11.14(c).

“FDICIA” has the meaning set forth in Section 11.14(d).

“FHA” means the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

“FHA Approved Mortgagee” means a corporation or institution approved as a mortgagee by the FHA under the National Housing Act, as amended from time to time, and applicable FHA Regulations, and eligible to own and service mortgage loans such as the FHA Loans.

“FHA Loan” means a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.

“FHA Mortgage Insurance Contract” means the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

“Float Benefit” means the net economic benefit resulting from investments of funds representing escrow and custodial deposits held for the account of the servicer or subservicer, or Fannie Mae relating to the Mortgage Loans.

“Foreign Lender” means any successor or assignee of the Buyer that is organized under the laws of a jurisdiction other than that in which the Seller is resident for tax purposes. For purposes of this definition, the United States of America, each State and Commonwealth thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Purchaser” has the meaning set forth in Section 3.02(d).

“Freddie Mac” means The Federal Home Loan Mortgage Corporation, also known as Freddie Mac, or any successor thereto.

“GAAP” means United States Generally Accepted Accounting Principles inclusive of, but not limited to, applicable statements of Financial Accounting Standards issued by the Financial Accounting Standards Board, its predecessors and successors and SEC Staff Accounting Guidance as in effect from time to time applied on a consistent basis.

“Ginnie Mae” means The Government National Mortgage Association, also known as Ginnie Mae, or any successor thereto.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any municipality and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business, or (b) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guaranteed Obligations” means, without duplication, all of the Obligations of the Seller to the Buyer, whenever arising, under this Agreement or any other Facility Document (including, but not limited to, obligations with respect to principal, interest and fees).

“Guarantor” has the meaning set forth in the Preamble.

“HUD” means the United States Department of Housing and Urban Development, or any successor thereto.

“Indebtedness” means, for any Person: at any time, and only to the extent outstanding at such time: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;  (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements, including, without limitation, any Indebtedness arising hereunder; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) Indebtedness of general partnerships of which such Person is a general partner and (j) with respect to clauses (a)-(i) above both on and off balance sheet.

“Indemnified Amounts” has the meaning set forth in Section 10.01.

“Indemnified Party” has the meaning set forth in Section 10.01.

“Initial Transaction” has the meaning set forth in Section 2.02(b).

“Insolvency Law” means any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction in effect at any time during the term of this Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended, together with the rules and regulations promulgated thereunder.

“IRS” has the meaning set forth in Section 3.02(d).

“LIBOR Index Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for Eurodollar deposits for a period equal to one month appearing on Bloomberg Screen US 0001M Page or if such rate ceases to appear on Bloomberg Screen

US 0001M Page, on any other service providing comparable rate quotations at approximately 11:00 a.m. (London, England time) on the applicable date of determination.

“LIBOR Rate” means for each day, (a) the LIBOR Index Rate, if such rate is available, (b) in the event that LIBOR Index Rate is phased out, and a new benchmark intended as a replacement for LIBOR Index Rate is established or administered by the Financial Conduct Authority or ICE Benchmark Administration or other comparable authority, and such new benchmark with a one-month maturity is readily available through Bloomberg or a comparable medium, then the Buyer will utilize such new benchmark with a one-month maturity for all purposes hereof in place of the LIBOR Index Rate, and (c) if the LIBOR Index Rate cannot be determined or has been phased out and no new benchmark under clause (b) has been established, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Buyer at 11:00 a.m. (London, England time) two (2) London Banking Days before the beginning of such one-month period by three (3) or more major banks in the interbank Eurodollar market selected by the Buyer for delivery on the first day of and for a period equal to such one-month period and in an amount equal or comparable to the principal amount of the Purchase Price on which the “LIBOR Rate” is being calculated.

“Lien” means with respect to any property or asset of any Person (a) any mortgage, lien, pledge, charge or other security interest or encumbrance of any kind in respect of such property or asset or (b) the interest of a vendor or lessor arising out of the acquisition of or agreement to acquire such property or asset under any conditional sale agreement, lease purchase agreement or other title retention agreement, and in each case, other than an Agency’s rights and interests in the related Agency Servicing Rights.

“London Banking Day” means any day on which commercial banks and foreign exchange markets settle payment in both London and New York City.

“Margin Call” has the meaning set forth in Section 2.07.

“Margin Call Payment Date” has the meaning set forth in Section 2.08.

“Margin Deficit” has the meaning set forth in Section 2.07.

“Margin Shortfall Day” has the meaning set forth in Section 2.07.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of a Seller Party, any Subservicer, the Guarantor or any Affiliate thereof that is a party to any Facility Documents taken as a whole, (b) a material impairment of the ability of a Seller Party, any Subservicer, the Guarantor or any Affiliate thereof that is a party to any Facility Document to perform its obligations under any of the Facility Documents to which it is a party and to avoid any Event of Default, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any of the Facility Documents against any Seller Party or any Affiliate thereof that is a party to any Facility Document, as determined by the Buyer in its sole discretion.

“Maturity Date”  has the meaning set forth in the Pricing Side Letter.

“Maximum Purchase Price”  has the meaning assigned to such term in the Pricing Side Letter.

“MBS” means mortgage backed securities.

“MBS Trust” means any of the trusts or trust estates in which the Mortgage Loans being serviced by the Seller pursuant to the Servicing Contracts are held by the related MBS Trustee.

“MBS Trustee” means a trustee or indenture trustee for an MBS Trust.

“Moody’s” means Moody’s Investors Service, Inc. or its successor in interest.

“Mortgage” means a mortgage, mortgage deed, deed of trust, or other instrument creating a first lien on or first priority security interest in an estate in fee simple in real property.

“Mortgage File” means, with respect to any Mortgage Loan, a file or files pertaining to such Mortgage Loan that contains the mortgage documents pertaining to such Mortgage Loan including any mortgage documents pertaining to such Mortgage Loan required by the Fannie Mae Guide.

“Mortgage Loan” means the mortgage loans listed on the Relevant Electronic File (as provided to the Buyer pursuant to Section 2.02(b) or 2.02(c)).

“Mortgage Note” means the note or other evidence of indebtedness of a Mortgagor secured by a Mortgage pertaining to a Mortgage Loan, including any riders, assumption agreements or modifications relating thereto.

“Mortgaged Property” means the real property or leasehold estate, if applicable securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” means any Person who owes or may be liable for payments under a Mortgage Loan.

“MSR PC Repo Facility” has the meaning set forth in the Recitals.

“MSR Value” means, with respect to (i) any Eligible Servicing Right included in the Asset Base the fair value ascribed to such asset by the Buyer in its sole discretion, taking into account any outstanding obligations owed by the Seller to an Agency, as applicable, as marked to market as often as daily, (ii) a Servicing Right which is not an Eligible Servicing Right included in the Asset Base, zero. The Buyer’s good faith determination of MSR Value shall be conclusive upon the parties, absent manifest error on the part of the Buyer. The Seller acknowledges that the Buyer’s determination of MSR Value is for the limited purpose of determining Asset Value for lending purposes hereunder without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of the Eligible Servicing Rights achieved by obtaining competing bids.  For the purpose of determining the related MSR Value, the Buyer shall have the right to use either the Seller’s valuation of the Eligible

Servicing Rights delivered pursuant to Section 2.03 herein or the Buyer’s valuation, or both. Subsequently, the Buyer shall have the right to reasonably request at any time from the Seller, an updated valuation for each Eligible Servicing Right, in a form acceptable to the Buyer in its sole discretion; provided that the Buyer shall not be obligated to rely on either valuation and shall have the right to determine the MSR Value of the Eligible Servicing Rights at any time in its sole discretion. The MSR Value shall be deemed to be zero with respect to each Transaction for which such valuation is not provided within a reasonable time.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by any Seller Party or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” means, for any period and any Person, the net income of such Person for such period as determined in accordance with GAAP.

“Non-Recourse Debt” shall mean Indebtedness payable solely from the assets sold or pledged to secure such Indebtedness and under which Indebtedness no party has recourse to any Seller Party or any of their Affiliates if such assets are inadequate or unavailable to pay off such Indebtedness, and neither Seller Parties nor any of their Affiliates effectively has any obligation to directly or indirectly pay any such deficiency.

“Obligations” means all of the Seller’s obligations to pay the Repurchase Price in full and all other amounts payable by the Seller to the Buyer pursuant to this Agreement or any other Facility Document.

“Opinion of Counsel” means a written opinion of counsel, reasonably acceptable to each Person to whom such opinion is addressed.

“Optional Prepayment Date” has the meaning set forth in Section 2.08.

“Other Taxes” has the meaning set forth in Section 3.02(b).

“P&I Advance” means any advance disbursed by the Seller as servicer pursuant to any Servicing Contract of delinquent interest and/or principal on the related Mortgage Loans.

“Participant” has the meaning set forth in Section 9.03.

“Participant Register” has the meaning set forth in Section 9.03.

“Participation Agreement” means the Excess Spread Participation Agreement.

“Participation Certificate” means the original participation certificate issued and delivered in connection with the Participation Agreement.

“Participation Interest” has the meaning given such term in the Participation Agreement.

 “Person” means any individual, corporation, estate, partnership, limited liability company, limited liability partnership, joint venture, association, joint-stock company, business trust, trust,

unincorporated organization, government or any agency or political subdivision thereof, or other entity of a similar nature.

“Plan” means an employee benefit or other plan established or maintained by any Seller Party or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Pledged Servicing Rights” means any Eligible Servicing Rights a security interest in which has been granted to the Buyer pursuant to this Agreement (it being understood that the Servicing Rights pledged will be identified by pool number in the Electronic Files).

“Pool” means a group of Mortgage Loans, which are the security for a mortgage-backed security issued or guaranteed by an Agency.

“Prepayment Date” has the meaning set forth in Section 2.08.

“Price Differential” has the meaning set forth in the first sentence of Section 2.04.

“Price Differential Payment Date” means, (i) initially, the earliest to occur of (a) the twenty-fifth (25th)  day of each calendar month, commencing September 2019, and (b) the Amortization Date, and (ii) following the occurrence of the Amortization Date, each Repurchase Date (or, if such day is not a Business Day, the following Business Day).

“Price Differential Period” means, for any Transaction, (i) an initial period beginning on the Purchase Date for such Transaction and ending on the last day of the calendar month in which such Purchase Date occurs; and (ii) subsequent consecutive periods thereafter, beginning on the first day of each subsequent calendar month and ending on the earlier of (x) the last day of the same calendar month in which such Price Differential Period began and (y) the Amortization Date; and (iii) subsequent consecutive periods after the Amortization Date, beginning on the first day following, initially, the Amortization Date, and thereafter, each Repurchase Date, and ending on the earlier of (x) the day prior to the next following Repurchase Date and (y) the date on which the amount of all Obligations have been reduced to zero.

“Pricing Rate” has the meaning set forth in Section 2.04.

“Pricing Side Letter” means that certain Pricing Side Letter, dated as of the date hereof, among the Seller, the Guarantor and the Buyer, entered into in connection with this Agreement, as the same may be amended, modified or supplemented from time to time.

“Primary Repurchase Assets” has the meaning set forth in Section 4.01.

“Proceeds” means “proceeds” as defined in Section 9-102(a)(64) of the UCC.

“Prohibited Person” has the meaning set forth in Section 6.01(w).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“PSA” means a pooling and servicing agreement or similar agreement related to a non-agency securitization.

“Purchase Date” means the date any Transaction is entered into hereunder as provided in Section 2.02 hereof.

“Purchase Price” means the price at which each Purchased Asset is transferred by the Seller to the Buyer, which shall equal:

(i)         on the Purchase Date, the applicable Asset Value;

(ii)       on any day after the Purchase Date, except where the Buyer and the Seller agree otherwise, the amount determined under the immediately preceding clause (i) decreased by the amount of any cash transferred by the Seller to the Buyer pursuant to Section 2.08 hereof.

“Purchase Price Percentage”  has the meaning assigned to it in the Pricing Side Letter.

“Purchased Assets” means the collective reference to the Participation Certificate together with the Repurchase Assets related to the Participation Certificate transferred by the Seller to the Buyer in a Transaction hereunder, listed on the related Asset Schedule attached to the related Transaction Notice.  For the sake of clarity, notwithstanding that related Servicing Rights are pledged, and not sold, to the Buyer hereunder, such Servicing Rights will nevertheless be included herein as Purchased Assets.

“Recourse Servicing Obligations” means with respect to any mortgage loan, (a) any obligation or liability (actual or contingent) of the servicer or subservicer in respect of such Mortgage Loan to indemnify Fannie Mae for any losses incurred in respect of any Mortgage Loan that was determined at the time of sale to have been ineligible for sale to Fannie Mae due to a breach of one or more representations and warranties but accepted for purchase subject to any waiver and indemnity obligations, or (b) any other obligations described from time to time as being sold “with recourse” as such term (or terms of similar meaning) are defined in the Fannie Mae Guide, as amended or supplemented from time to time, and any successor publications thereto having the same general contents and purpose.

“Register” has the meaning set forth in Section 9.01(b).

“Related Escrow Account Balances” means the balance, on the related Purchase Date, of any escrow or impound accounts maintained by the Seller which relate to any Mortgage Loan, including, without limitation, items escrowed for mortgage insurance, property taxes (either real or personal), hazard insurance, flood insurance, ground rents, or any other escrow or impound items required by any Mortgage Note or Mortgage, reduced by any unpaid real estate taxes or insurance premiums required to be paid by the Seller, with respect to which amounts have been escrowed by the related Mortgagor.

“Related Principal and Interest Custodial Accounts” means all principal and interest custodial accounts maintained by the Seller that relate to any Mortgage Loan or Pool.

“Relevant Electronic File” means, on any Business Day, the most recently delivered Electronic File that was delivered in accordance with Section 2.02(b) or 2.02(c) and relates to Eligible Servicing Rights that constitute Repurchase Assets hereunder.

“Repo Agreement” means the Third Amended and Restated Master Repurchase Agreement, dated as of April 28,  2017, by and among CSFB, CSCIB and Alpine Securitization LTD, the Seller, and the Guarantor, as amended, restated, supplemented or otherwise modified from time to time.

“Repurchase Assets” has the meaning set forth in Section 4.01.

“Repurchase Date” means, (i) initially, the Amortization Date, and (ii) thereafter, the day of each subsequent calendar month that is the same day in a calendar month on which the Amortization Date occurred, provided that if such day is not a Business Day, then the next Business Day.

“Repurchase Notice” means a notice substantially in the form of Exhibit 2.08(b).

“Repurchase Price” means the price at which Purchased Assets are to be transferred from the Buyer to the Seller (other than the Eligible Servicing Rights, which are pledged, and not sold, to the Buyer) upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price for such Purchased Assets and the accrued but unpaid Price Differential as of the date of such determination.

“Repurchase Rights” has the meaning set forth in Section 4.01(c).

“Requirements of Law” means, with respect to any Person or any of its property, the certificate of incorporation or articles of association and by-laws, certificate of limited partnership, limited partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of any arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, whether Federal, state or local (including, without limitation, usury laws, the Federal Truth in Lending Act and retail installment sales acts).

“Responsible Officer” means (a) with respect to the Seller, the chief executive officer, president, chief financial officer, treasurer, assistant vice president, assistant treasurer, secretary or assistant secretary of the Seller, or any other officer having substantially the same authority and responsibility; provided, that with respect specifically to the obligations of the Seller set forth in Section 7.01(h) hereof, only the chief financial officer, treasurer, assistant treasurer, or comptroller of the Seller shall be deemed to be a Responsible Officer; and (b) with respect to the Buyer, a lending officer charged with responsibility for the day to day management of the relationship of such institution with the Seller.

“Restricted Cash” means for any Person, any amount of cash of such Person that is contractually required to be set aside, segregated or otherwise reserved.

“Restricted Payment” means with respect to any Person, collectively, all dividends or other distributions of any nature (cash, securities, assets or otherwise), and all payments, by virtue of redemption or otherwise, on any class of equity securities (including, warrants, options or rights therefor) issued by such Person, which may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly other than payments made in the ordinary course solely for the purpose of originating, servicing, subservicing and/or administrating Mortgage Loans.

“S&P” means Standard & Poor’s, a division of The McGraw Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Securitization Transaction” means a transaction whereby a Mortgage Loan is transferred to a trust as part of a publicly-issued and/or privately placed, rated or unrated, mortgage pass-through transaction including, without limitation, Fannie Mae MBS.

“Seller” has the meaning set forth in the preamble.

“Seller Party” means each of the Seller and the Guarantor.

“Servicer”  has the meaning set forth in the preamble.

“Servicing Contracts” means the Fannie Mae Servicing Contract, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Servicing Fee” means the total amount of the fee payable to the Servicer as compensation for servicing and administering the Mortgage Loans.

“Servicing Rights” means with respect to each Mortgage Loan, all the Seller’s right, title and interest in, to and under the related Servicing Contracts, whether now or hereafter existing, acquired or created, whether or not yet accrued, earned, due or payable, as well as all other present and future right and interest under such Servicing Contracts, including, without limitation, the right (i) to receive the Servicing Fee income payable after the related Purchase Date (including without limitation, any Uncollected Fees), (ii) any and all Ancillary Income received after the related Purchase Date, (iii) to hold and administer the Related Escrow Account Balances, (iv) to hold and administer, in accordance with the applicable Agency Guides, the Related Principal and Interest Custodial Account, the Custodial File, and the Mortgage File arising from or connected to the servicing or subservicing of such Mortgage Loan under this Agreement and (v) all proceeds, income, profits, rents and products of any of the foregoing including, without limitation, all of the Seller’s rights to proceeds of any sale or other disposition of the Servicing Rights, but with respect to clauses (i) – (iv) above, specifically excluding any Excluded Collateral.

“Servicing Rights Asset” means (i) all Servicing Rights arising under or related to any Servicing Contract; (ii) all records, instruments or other documentation evidencing any of the foregoing; (iii) all “general intangibles”, “accounts”, “chattel paper”, “securities accounts”, “investment property”, “deposit accounts” and “money” as defined in the Uniform Commercial Code relating to or constituting any and all of the foregoing (including, without limitation, all of the Seller’s rights, title and interest in and under the Servicing Contracts); and (iv) any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

“Subservicer” means the subservicer party to any Subservicing Agreement.

“Subservicer Acknowledgment Letter” has the meaning set forth in Section 7.01(dd).

“Subservicer Termination Event” means an event that entitles the Seller to terminate a subservicer for cause under a Subservicing Agreement.

“Subservicing Agreement” means any subservicing agreement entered into between the Seller and a subservicer, subject to the consent of the Buyer.

“Subsidiary” means a corporation of which a Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

“T&I Advance” means an advance made by the Seller as servicer with respect to a Mortgage Loan pursuant to the servicer’s obligation to do so under any Servicing Contract of real estate taxes and assessments, or of hazard, flood or primary mortgage insurance premiums, required to be paid by the related Mortgagor under the terms of the related Mortgage Loan.

“Taxes” has the meaning set forth in Section 3.02.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the day on which the MSR PC Repo Facility is terminated pursuant to Section 8.02(a) or Section 8.02(b), or (iii) the Repurchase Date on which the final amounts owing under the MSR PC Repo Facility are required to be paid as provided for in the first sentence of Section 2.08(a) hereof.

“Test Period” has the meaning assigned to such term in the Pricing Side Letter.

“Transaction” has the meaning set forth in the Recitals.

“Transaction Notice” has the meaning set forth in Section 2.02(a).

“Transaction Notice Date” means the date on which the Seller shall deliver a Transaction Notice, which shall be at least one (1) Business Day prior to the date which the Seller has requested as a Purchase Date as provided therein.

 “UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Uncollected Fees”  means with respect to any Mortgage Loan, any accrued late charges, NSF fees, assumption fees, and other fees charged to Mortgagors in connection with the servicing or subservicing of such Mortgage Loan which have not been collected by the Seller as of the related Purchase Date.

“Unmatured Event of Default” means any event that, with the giving of notice or lapse of time, or both, would become an Event of Default.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 77.01(a)(30) of the Code.

“VA” means the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

SCHEDULE II

ELIGIBILITY CRITERIA WITH RESPECT TO THE ELIGIBLE SERVICING RIGHTS

1.         All owned Servicing Rights for Mortgage Loans serviced by the Seller on behalf of Fannie Mae, subject to the Acknowledgment Agreement (as identified from time to time in accordance therewith), provided that such Servicing Rights are free and clear of any Liens, subject to Fannie Mae’s interest in such Servicing Rights pursuant to the Fannie Mae Servicing Contract and the Acknowledgment Agreement acceptable in form and substance to the Buyer.

SCHEDULE II-1

SCHEDULE 4.01

ASSETS

Participation Certificate and Eligible Servicing Rights

Participation Certificate issued pursuant to the MSR Excess Spread Participation Agreement, dated September 11, 2019, between PennyMac Loan Services, LLC, as company, and PennyMac Loan Services, LLC, as initial participant, and the Eligible Servicing Rights evidenced thereby.

SCHEDULE 4.01-1

SCHEDULE 5.01

CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THIS AGREEMENT

(a)         This Agreement duly executed by the parties hereto;

(b)         All other Facility Documents duly executed by the related parties;

(c)         A filed UCC-1 financing statement;

(d)         An incumbency certificate of the Seller and the Guarantor, certifying the names and true signatures of the persons authorized on the Seller’s  and the Guarantor’s behalf to sign, as applicable, this Agreement and the other Facility Documents to be delivered by the Seller and the Guarantor in connection herewith;

(e)         A certificate of a Responsible Officer of the Seller and the Guarantor attaching copies of organizational documents, resolutions, and good standing certificate of each Seller Party;

(f)         An Opinion of Counsel, delivered by outside counsel acceptable to the Buyer in its reasonable discretion, opining as to: New York enforceability, corporate matters and non-contravention, security interest, bankruptcy and the Investment Company Act of 1940; provided that opinions as to corporate matters and non-contravention may be given by the in-house counsel of the Seller;

(g)         An executed Acknowledgment Agreement and an opinion of counsel with respect to such Acknowledgment Agreement;

(h)         A separate power of attorney of the Seller with respect to the powers described in Section 4.04.

(i)          The delivery of an executed release by CSCIB, in form and substance satisfactory to the Buyer, evidencing the release of its security interest in the Fannie Mae Servicing Rights subject to the lien of the Conventional MSR Loan Agreement;

(j)          The delivery of lien search reports with respect to the Seller covering the five-year period prior to the date hereof; and

(k)         The due filing of a UCC financing statement on Form UCC-3, in form and substance satisfactory to the Buyer, with respect to the UCC-1 original financing statement file number 20180770541, filed by CSCIB with the Delaware Secretary of State on February 2, 2018 with respect to the Seller.

SCHEDULE  5.01-1

SCHEDULE 5.02

CONDITIONS PRECEDENT TO EACH TRANSACTION

(a)         The Buyer shall have received a duly executed copy of the Transaction Notice for such Transaction in accordance with Section 2.02;

(b)         Delivery of all reasonable due diligence (to the extent supplemental due diligence is conducted by the Buyer with respect to such Transaction);

(c)         Entering into such Transaction, and the application of the proceeds thereof, shall not result in the Repurchase Price exceeding the Maximum Purchase Price;

(d)         Entering into such Transaction, and the application of the proceeds thereof, shall not result in a Margin Deficit;

(e)         On the applicable Purchase Date, the following statements shall be true (and the Seller by delivering such Transaction Notice shall be deemed to have certified that):

(i) the representations and warranties set forth in Article VI are true and correct in all material respects (except for on the Closing Date, in which case the representations and warranties are true and correct on the Closing Date) on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case, such representation or warranty shall have been true and correct as of such date);

(ii)    the Seller is in compliance with all covenants set forth in Article VII;

(iii)  all conditions precedent to the entering into such Transaction have been satisfied;

(iv)   no Default or Event of Default has occurred and is continuing, or would result from such Transactions;

(v) all of the Servicing Rights included in the most recently delivered Electronic File are Eligible Servicing Rights, except for any non-qualifying Servicing Rights listed as such therein, and all Recourse Servicing Obligations have been identified as such in a schedule attached to such Electronic File;

(f)         The Buyer shall have received (i) with respect to the Initial Transaction, the initial Electronic File; and (ii) with respect to any subsequent Transaction, a subsequent Electronic File on or prior to time required by Section 2.02;

(g)         With respect to any Transaction Notice, the Acknowledgment Agreement remains effective and in place with respect to which the related Servicing Rights will be pledged under the Agreement and consents from all third parties, including warehouse lenders, as needed,  except to the extent the foregoing have already been received;

SCHEDULE  5.02-1

(h)         With respect to the Initial Transaction, an Opinion of Counsel, delivered by outside counsel acceptable to the Buyer in its reasonable discretion, opining as to: security interest creation, perfection and priority;

(i)          The Seller has maintained profitability of at least $1.00 in Net Income for at least one of the two prior Test Periods; and

(j)          All Facility Documents shall continue to be in full force and effect in all material respects.

SCHEDULE  5.02-2

SCHEDULE 6.01(s)

SELLER’S EXISTING FINANCING FACILITIES

[Attached]

SCHEDULE  6.01(s)-1

SCHEDULE 6.02(h)

REPRESENTATIONS AND WARRANTIES REGARDING THE PARTICIPATION CERTIFICATE

The Seller makes the following representations and warranties to the Buyer, with respect to the Participation Certificate related to Servicing Rights subject to each Transaction, as of the date of this Agreement, the date of any Transaction, and while the Facility Documents are in full force and effect.  The representations and warranties shall be limited to the Participation Certificate related to Servicing Rights that are acquired on or after the date of this Agreement.  For purposes of this Schedule and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to the Participation Certificate related to Servicing Rights if and when the Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects the Participation Certificate related to Servicing Rights.

(a)        The Participation Certificate is a participation interest in the Excess Spread evidenced by the Participation Certificate.

(b)        No (i) monetary default, breach or violation exists with respect to any agreement or other document governing or pertaining to the Participation Certificate, the related Excess Spread, (ii) material non-monetary default, breach or violation exists with respect to the Participation Certificate, the related Excess Spread, or (iii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration.

(c)        The Participation Certificate (i) is not dealt in or traded on a securities exchange or in a securities market, (ii) does not by its terms expressly provide that it is a Security governed by Article 8 of the UCC, (iii) is not Investment Property or (iv) is not held in a Deposit Account.  For purposes of this paragraph (c), capitalized terms undefined in this Agreement have the meaning given to such term in the Uniform Commercial Code.

(d)        The Participation Certificate constitutes all the issued and outstanding participation interests of all classes issued pursuant to the Participation Agreement and is certificated.

(e)        The Participation Certificate has been duly and validly issued.

(f)        All consents of any Person required for the grant of the security interests in the Participation Certificate to the Buyer provided for herein have been obtained and are in full force and effect.

(g)        The Seller has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Participation Agreement without the consent of the Buyer.

SCHEDULE  6.02(h)-1

(h)        Participation Agreement.

(i)         Each Participation Agreement with respect to such Assets is in full force and effect and, except to the extent approved in writing by the Buyer, the terms of the Participation Agreement have not been impaired, altered or modified in any respect.

(ii)       A true and correct copy of the Participation Agreement has been delivered to the Buyer.

(iii)      The Seller has complied with all terms of each Participation Agreement subject to a Transaction hereunder and has fulfilled all obligations with respect thereto.

(iv)       Except to the extent approved in writing by the Buyer, there is no material default, breach, violation or event of acceleration existing under the Participation Agreement and no event has occurred which, with the passage of time or giving of notice or both and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of termination thereunder, and the Seller has not waived any such default, breach, violation or event of termination.

(v)        The Participation Agreement is genuine, and is the legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except as such enforcement may be affected by bankruptcy, by other insolvency laws or by general principles of equity.  The Seller had legal capacity to enter into the Participation Agreement, and the Participation Agreement has been duly and properly executed by the Seller and the Servicer.

Pursuant to the Participation Agreement, to the extent the sale would be re-characterized, the Seller grants to the holder a valid security interest in all the right, title and interest of the Seller in and to the Excess Spread, which security interest is perfected and of first priority, enforceable against, creating an interest prior in right to, all creditors of the Seller.

SCHEDULE  6.02(h)-2

SCHEDULE 7.01(BB)

MONTHLY REPURCHASE ASSETS REPORT

[PLS to provide information]

SCHEDULE  7.01(BB)-1

SCHEDULE 11.02

NOTICES

If to the Seller:

PennyMac Loan Services, LLC
3043 Townsgate Road
Westlake Village, CA 91361
Attention: Pamela Marsh/Josh Smith
Telephone: (805) 330-6059/ (818) 224-7078
Facsimile: (818) 936-0145
E-mail: pamela.marsh@pnmac.com; josh.smith@pnmac.com

With copies to:

PennyMac Loan Services, LLC
3043 Townsgate Road
Westlake Village, CA 91361
Attention: Derek Stark
Telephone: (818) 224-7050
Facsimile: (818) 936-0231
E-mail: derek.stark@pnmac.com

If to the Guarantor:

Private National Mortgage Acceptance Company, LLC
3043 Townsgate Road
Westlake Village, CA 91361
Attention: Pamela Marsh/Josh Smith
Telephone: (805) 330-6059/ (818) 224-7078
Facsimile: (818) 936-0145
E-mail: pamela.marsh@pnmac.com; josh.smith@pnmac.com

With copies to:

Private National Mortgage Acceptance Company, LLC
3043 Townsgate Road
Westlake Village, CA 91361
Attention: Derek Stark
Telephone: (818) 224-7050
Facsimile: (818) 936-0231
E-mail: derek.stark@pnmac.com

SCHEDULE 11.02-1

if to the Buyer:

Credit Suisse AG, Cayman Islands Branch
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue, 4th Floor
New York, New York  10010
Attention:  Margaret Dellafera
Phone Number: 212‑325‑6471
Fax Number:  212‑743‑4810
E‑mail: margaret.dellafera@credit‑suisse.com; dominic.obaditch@credit-suisse.com; matthew.griffin@credit-suisse.com

With copies to:

Credit Suisse Securities (USA) LLC
Eleven Madison Avenue, 11th Floor
New York, NY  10010
Attention: General Counsel, Securitized Products

CSFBMC LLC – Operations
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue, 13th floor
New York, New York  10010
Attention: Christopher Bergs, Resi Mortgage Warehouse Ops
Phone:  212‑538‑5087
E‑mail: christopher.bergs@credit‑suisse.com; list.afconduitreports@credit-suisse.com; agency.loanops@credit-suisse.com; david.bankert@credit-suisse.com; jason.golz@credit-suisse.com

SCHEDULE 11.02-2

EXHIBIT 2.02

to Master Repurchase Agreement

FORM OF TRANSACTION NOTICE

[DATE]

Credit Suisse AG, Cayman Islands Branch
Eleven Madison Avenue, 4th Floor
New York, New York 10010
Attention: Margaret Dellafera

Attention: [ ]

Ladies and Gentlemen:

This [Initial] Transaction Notice is delivered to you pursuant to Section 2.02 of the Master Repurchase Agreement, dated as of September 11, 2019 (as amended, supplemented, restated or otherwise modified from time to time, the “Repurchase Agreement”), among PennyMac Loan Services, LLC, as seller (the “Seller”), Private National Mortgage Acceptance Company, LLC, as guarantor (the “Guarantor”), and Credit Suisse AG, Cayman Islands Branch, as buyer (the “Buyer”). Unless otherwise defined herein or as the context otherwise requires, terms used herein have the meaning assigned thereto under Schedule I of the Repurchase Agreement.

The undersigned hereby requests that the Buyer enter into the following Transaction(s) with the Seller as follows:

Purchase Price for Transaction     Amount of Asset Base     Outstanding Repurchase Price

The requested Purchase Date is __________.

An updated Electronic File, revised to reflect the acquisition of any additional Servicing Rights purchased by the Seller since the most recently delivered Electronic File, has been delivered pursuant to Section 2.02 of the Purchase Agreement. Such Electronic File reflects all Eligible Servicing Rights that constitute Repurchase Assets under the terms and conditions of the Agreement and a schedule of the mortgage loans related to the Servicing Rights identified in Electronic File is attached hereto as Schedule One.

The Seller hereby acknowledges and agrees that (other than with respect to the Repurchase Agreement) (i) the Servicing Rights currently pledged as Repurchase Assets under the Repurchase Agreement and (ii) any of the Servicing Rights identified on Schedule One attached hereto, are not currently assigned, pledged, conveyed or encumbered under any credit, warehouse or financing facility. The Seller further acknowledges and agrees that (other than under the Repurchase Agreement) it shall not assign, pledge, convey or encumber such Servicing Rights under any credit, warehouse or financing facility in the future, except with prior notice to, and consent from, the Buyer.

EXHIBIT 2.02-1

The undersigned hereby acknowledges that the delivery of this [Initial] Transaction Notice and the acceptance by the undersigned of the proceeds of the Purchase Price requested hereby constitute a representation and warranty by the undersigned that all conditions precedent to such Transaction specified in Article V of the Repurchase Agreement have been satisfied and will continue to be satisfied after giving effect to such Transaction.

The undersigned further represents and warrants that either (a) the Fannie Mae Guide and the Servicing Contracts have not been materially modified since the last date the undersigned delivered a Transaction Notice or (b) attached hereto is a true and complete description of any changes to the applicable Servicing Contracts since the last date the undersigned delivered a Transaction Notice.

Please wire transfer the proceeds of the Purchase Price to the following account of the Seller pursuant to the following instructions:

[______________]

The undersigned has caused this [Initial] Transaction Notice to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer this ____ day of _________, 20__.

PENNYMAC LOAN SERVICES, LLC, as the Seller

By:
Name:
Title:

Acknowledged and agreed:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT 2.02-2

SCHEDULE ONE

ELECTRONIC FILE

[To be provided by the Seller.]

EXHIBIT 2.02-3

SCHEDULE TWO

ASSET SCHEDULE

Date of Asset Schedule: [____], 20[ ]

Assets:

MSR Excess Spread Participation Agreement, dated September 11, 2019, between PennyMac Loan Services, LLC and PennyMac Loan Services, LLC, as initial participant, and the Participation Certificate created thereunder.

EXHIBIT 2.02-1

EXHIBIT 2.08

FORM OF REPURCHASE NOTICE

[ ], 20__

TO:      The Buyer as defined in the Repurchase Agreement referred to below

Reference is hereby made to the Master Repurchase Agreement, dated as of September 11, 2019 (as heretofore amended, the “Repurchase Agreement”), among PennyMac Loan Services, LLC, as seller (the “Seller”), Private National Mortgage Acceptance Company, LLC, as guarantor (the “Guarantor”), and Credit Suisse AG, Cayman Islands Branch, as buyer (the “Buyer”). Capitalized terms not otherwise defined herein are used herein as defined in the Repurchase Agreement.

The Seller hereby notifies you that, pursuant to Section 2.08(b) of the Repurchase Agreement, it shall make a repayment of the Repurchase Price outstanding under the Repurchase Agreement to the Buyer on [ ], 20__ in the amount of $_____.

Also included in the repayment amount shall be accrued and unpaid Price Differential, in the amount of $__________________.

[The attached Schedule I contains a list of the Participation Certificate and/or related Eligible Servicing Rights that will be repurchased upon the repayment of the Repurchase Price in full.]

EXHIBIT 2.08-1

The undersigned has caused this Repurchase Notice to be executed and delivered by its duly authorized officer this_________ day of ____________, 20__.

PENNYMAC LOAN SERVICES, LLC, as Seller

By:
Name:
Title:

EXHIBIT 2.08-2

SCHEDULE I

PARTICIPATION CERTIFICATE

[To be included]

EXHIBIT 2.08-3